                                                                     Exhibit 4.4



                           BALLARD POWER SYSTEMS INC.















                             ANNUAL INFORMATION FORM















                                 APRIL 30, 2002

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
BALLARD...........................................................................................................1
    Our History and Recent Developments...........................................................................2
    Principal Subsidiaries and Alliances..........................................................................4
OUR BUSINESS......................................................................................................5
    Strategy......................................................................................................6
    Our Markets and Products......................................................................................7
      Market and Regulatory Overview..............................................................................7
      Product Overview............................................................................................8
      Power Generation Markets...................................................................................10
      Transportation Markets.....................................................................................13
      Carbon Products............................................................................................17
       Fuel Infrastructure Programs..............................................................................17
    Strategic Alliances..........................................................................................18
      Vehicular Alliance.........................................................................................18
      Stationary Power Alliance..................................................................................23
    Joint Development Agreements and Related Investments.........................................................25
    Research and Product Development.............................................................................27
    Intellectual Property........................................................................................31
    Manufacturing................................................................................................31
    Facilities...................................................................................................33
    Competition..................................................................................................33
    Fuel Cells...................................................................................................36
      Fuel Cell Origin and Types.................................................................................36
      How Fuel Cells Work........................................................................................37
      Fuel Cell Systems..........................................................................................38
      Fuel Cell Power Trains.....................................................................................39
HUMAN RESOURCES..................................................................................................39
SELECTED FINANCIAL INFORMATION...................................................................................40
MANAGEMENT'S DISCUSSION AND ANALYSIS.............................................................................41
SHARE CAPITAL AND MARKET FOR SECURITIES..........................................................................41
    Class A Share and Class B Share..............................................................................42
    Share Incentive Plans........................................................................................43
DIVIDEND RECORD AND POLICY.......................................................................................45
DIRECTORS AND OFFICERS...........................................................................................45
    Directors....................................................................................................45
    Senior Officers..............................................................................................49
    Shareholdings of Directors and Senior Officers...............................................................51
RISK FACTORS.....................................................................................................51
ADDITIONAL INFORMATION...........................................................................................59
GLOSSARY.........................................................................................................60

THIS ANNUAL INFORMATION FORM CONTAINS FORWARD-LOOKING STATEMENTS REFLECTING BALLARD'S CURRENT EXPECTATIONS AS CONTEMPLATED UNDER THE SAFE HARBOUR PROVISIONS OF THE US PRIVATE SECURITIES LITIGATION REFORM LAW OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, OUR ABILITY TO DEVELOP COMMERCIALLY VIABLE PEM FUEL CELL PRODUCTS, PRODUCT DEVELOPMENT DELAYS, CHANGING ENVIRONMENTAL REGULATIONS, OUR ABILITY TO ATTRACT AND RETAIN BUSINESS PARTNERS, FUTURE LEVELS OF GOVERNMENT FUNDING, COMPETITION FROM OTHER FUEL CELL MANUFACTURERS, OTHER ADVANCED POWER TECHNOLOGIES AND FROM EXISTING POWER TECHNOLOGIES, EVOLVING MARKETS FOR GENERATING ELECTRICITY AND POWER FOR TRANSPORTATION VEHICLES, AND OUR ABILITY TO PROVIDE THE CAPITAL REQUIRED FOR PRODUCT DEVELOPMENT, OPERATIONS AND MARKETING. THESE FACTORS SHOULD BE CAREFULLY CONSIDERED AND READERS SHOULD NOT PLACE UNDUE RELIANCE ON BALLARD'S FORWARD-LOOKING STATEMENTS. IN ADDITION TO THE DISCLOSURE CONTAINED IN THIS ANNUAL INFORMATION FORM, INVESTORS ARE ENCOURAGED TO REVIEW THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTION IN BALLARD'S 2001 ANNUAL REPORT ENTITLED "OPERATING RESULTS, CAPITAL REQUIREMENTS AND RISKS" (PAGES 44 TO 50) FOR AN ADDITIONAL DISCUSSION OF FACTORS THAT COULD AFFECT BALLARD'S FUTURE PERFORMANCE.


                                     BALLARD

         Our principal business is the development and commercialization of power products based on proton exchange membrane ("PEM") technology, focusing primarily on the design, development and manufacture of complete, integrated PEM fuel cell products for a variety of applications. A PEM fuel cell is an environmentally clean electrochemical device which combines hydrogen fuel (which can be obtained from natural gas, petroleum or methanol or using electricity to electrolyze water) with oxygen (from air), to produce electricity. It produces electricity efficiently and continuously (as long as fuel is supplied) without combustion, with water and heat as the by-products when hydrogen is used as the fuel source. See "Fuel Cells - How Fuel Cells Work". The Ballard(R) fuel cell features high fuel efficiency, low operating temperature, low noise and vibration, compact size, immediate response to changes in electrical demand, modular design and environmental cleanliness.

         We are targeting the portable power, stationary power and transportation markets because we believe that they represent attractive near-term revenue opportunities with significant long-term growth potential. Our goal is to be the first and leading manufacturer of high-quality, competitively priced fuel cell engines, fuel cell systems, electric drives, power electronics products, subsystems and components. Within the power generation market, we are focused on producing portable power products and small and mid-sized stationary power products under 250 kW. Within the transportation market, we are focused on producing fuel cell power trains for cars, buses and light-duty trucks. As part of our strategy to bring PEM fuel cell products to market, we are also focused on components of our fuel cell power trains such as fuel cells, fuel cell engines, electric drives, and power electronics for various applications, including non-fuel cell products. Fuel cell engines and fuel cell systems have several advantages over conventional power generation technologies, including low or no pollution, higher fuel efficiency, quiet operation, potentially lower maintenance costs and potentially lower capital costs. The favourable convenience, and environmental and performance characteristics of PEM fuel cells make them a highly attractive alternative for batteries, internal combustion engines, and other conventional sources of power and electricity.

         In this Annual Information Form, the "Corporation" refers to Ballard Power Systems Inc. and "Ballard", "we", "us" and "our" refer to the Corporation and, as applicable, its subsidiaries. Certain terms used herein are defined in the attached Glossary.

         As of December 31, 2001, we have adopted the U.S. dollar as our primary currency of measurement and reporting. The U.S. dollar best reflects the primary economic environment in which we operate.


OUR HISTORY AND RECENT DEVELOPMENTS

         OUR HISTORY

         The Corporation was founded in 1979 under the name Ballard Research Inc. to conduct research and development on high-energy lithium batteries. In the course of investigating environmentally clean energy systems with commercial potential, we began to develop PEM fuel cells. The Corporation was formed on May 30, 1989 by the amalgamation of a group of affiliated companies under the Canada Business Corporations Act (the "CBCA").

         We have been developing PEM fuel cells and PEM fuel cell systems for over 18 years and this has been our primary business since 1989. Over the past 10 years, we have delivered fuel cells and fuel cell engines and fuel cell systems to customers in North America, Europe and Japan. Our customers have included DaimlerChrysler AG ("DaimlerChrysler"), Ford Motor Company ("Ford"), General Motors Corporation ("GM"), Honda Motor Company ("Honda"), Hyundai Motor Company ("Hyundai"), Mazda Motor Company ("Mazda"), Nissan Motor Co. Ltd. ("Nissan"), Matsushita Electric Works Limited ("MEW"), Chicago Transit Authority ("CTA"), TransLink, Volkswagen AG ("Volkswagen"), ALSTOM France S.A. ("ALSTOM"), Ebara Corporation ("EBARA"), Cinergy Technology Inc. (an Ohio based utility), Coleman Powermate Inc. ("Coleman Powermate"), Idatech, LLC, Yamaha Motor Co., Ltd., Bewag AG (a German utilities company), Elektra Birseck (a Swiss utilities company), and Nippon Telegraph and Telephone. As of April 30, 2002, our fuel cells have been incorporated into 25 cars and 12 buses. We have also received an order from DaimlerChrysler for 30 PEM heavy-duty fuel cell bus engines for use on public bus routes in 10 European cities.

         We have recently reorganized our business into four divisions to complement our core fuel cell competencies. Our Transportation Division develops, manufactures and markets fuel cell components and complete fuel cell engines for the transportation market. Our Power Generation Division develops, manufactures and markets fuel cell power generation equipment for markets ranging from 1 kW portable power products to larger stationary generators. Our Electric Drives and Power Conversion Division develops, manufactures and markets electric drives for both fuel cell and battery-powered electric vehicles, and power electronics for combustion engine generators, microturbines and other distributed generation products. Our Material Products Division manufactures and markets carbon fiber products to automotive manufacturers for automatic transmissions and gas diffusion layers to the fuel cell industry.

         STRATEGIC RELATIONSHIPS

         To help us successfully transform our technology leadership into market leadership we have formed strategic alliances with industry leaders in the transportation and stationary markets. By doing so, we have gained access to market knowledge, manufacturing expertise, distribution channels, customers and funding for product development.

         In the transportation market, we formed a strategic alliance in 1998 (the "Vehicular Alliance") with DaimlerChrysler and Ford (who currently own 18.3% and 21.1%, respectively of our outstanding shares), for the development and commercialization of PEM fuel cells, PEM fuel cell engines and electric drives for use in cars, buses and trucks. Together with DaimlerChrysler and Ford, we formed XCELLSIS GmbH ("XCELLSIS") (now Ballard Power Systems AG), to develop and commercialize PEM fuel cell engines for cars, buses and trucks, and Ecostar Electric Drive Systems L.L.C. ("Ecostar") (now Ballard Power Systems Corporation), to develop and commercialize electric drives and power electronics. In November 2001, we significantly strengthened the Vehicular Alliance through our acquisition of DaimlerChrysler's and Ford's interests in XCELLSIS and Ecostar. As a result of this transaction, we have been integrating the business and operations of XCELLSIS and Ecostar into our organization. See "Strategic Alliances - Vehicular Alliance" for details of this transaction and our integration efforts.

         In the stationary power market, through Ballard Generation Systems Inc. ("BGS"), we formed a strategic alliance (the "Stationary Power Alliance") with FirstEnergy's predecessor, GPU Inc. in 1996, and expanded the alliance in 1998 to include ALSTOM and EBARA. FirstEnergy is an Ohio-based utility company that has recently completed a merger with GPU Inc. ALSTOM, based in Paris, designs, manufactures, supplies and installs equipment, systems and solutions for the power generation and transmission industries, as well as the rail transportation industry. EBARA, based in Tokyo, Japan, is a major developer, manufacturer and distributor of fluid machinery and systems, precision machinery and environmental engineering systems and is a leader in zero emission technology. These alliances have helped us integrate our PEM fuel cells into commercial products, provided us with customers, given us access to our partners' engineering, manufacturing, marketing, distribution and service capabilities and provided us with sources of funding. Together with ALSTOM, we formed ALSTOM BALLARD GmbH ("ALSTOM BALLARD") and together with EBARA, we formed EBARA BALLARD Corporation ("EBARA BALLARD").

         In 2001, we took major steps to streamline our Stationary Power Alliance to increase focus on the marketing and distribution of our PEM fuel cell stationary products. In August 2001, we announced that we would acquire the interest of FirstEnergy in BGS in exchange for the issuance of our Common shares to FirstEnergy. As part of this transaction, FirstEnergy will continue to have a relationship with us as a non-exclusive distributor of stationary fuel cell power generators in the North Central and Northeastern United States. This transaction is currently awaiting regulatory approval with completion expected in 2002. In December 2001, we completed the second step of our plan by acquiring EBARA's interest in BGS in exchange for the issuance of our Common shares to FirstEnergy. EBARA BALLARD will continue to have exclusive rights to market our stationary fuel cell power generators in Japan. We are currently in discussions with ALSTOM, the remaining minority shareholder in BGS, with respect to our acquisition of ALSTOM's interests in BGS and potential ways of optimizing the structure of the Stationary Power Alliance as it pertains to the European market. ALSTOM BALLARD currently holds the exclusive rights to market our stationary fuel cell power generators in Europe. See "Strategic Alliances - Stationary Power Alliance".

         RECENT DEVELOPMENTS

         In May 2001, we acquired the carbon products division of Textron Systems of Wilmington, Massachusetts, for U.S. $12.8 million. This division, which was renamed Ballard Material Products Inc., ("Ballard Material Products") is now a wholly-owned subsidiary of ours and develops and manufactures a variety of carbon fiber products for automotive and fuel cell applications, including gas diffusion layers for use in PEM fuel cells. This acquisition also included intellectual property comprising 66 patents issued and pending worldwide, covering 14 distinct inventions.

         In addition to our development of products for the transportation and stationary markets, we continue to develop products for the portable power market. In September 2001, we launched our first portable PEM fuel cell product, the 1.2 kW Nexa(TM) power module to original equipment manufacturers ("OEMs"). For this market, we are developing a standard module that we are selling to OEMs for incorporation into their products. In this manner, we can leverage a single platform into multiple consumer and industrial markets, relying on the OEM's knowledge of the market, its sales distribution network and end user product expertise. We are currently working with 13 OEMs to incorporate the Nexa(TM) power module into end user products. We expect that the first OEM to launch a product containing the Nexa(TM) power module will be Coleman Powermate.

         In September 2001, we announced a U.S. $22 million three-year agreement to supply Ford with our Mark 900 series fuel cells as well as related engineering and support services. This was then followed up in December 2001 with another three-year agreement with Ford valued at U.S. $43.9 million for the supply for our fuel cell engines and related engineering and support services, bringing the total value of the combined transactions to U.S. $65.9 million.

         We have also recently amended our bylaws, which will be presented at our annual meeting of shareholders on May 16, 2002 for approval. Our previous bylaws were approved by our shareholders on July 12, 1989, and predated our initial public offering in 1993. Subsequent to 1993, an amendment to our previous bylaws was approved by our shareholders on November 27, 2001. Given the length of time since our previous bylaws were originally adopted and the recent amendments to the CBCA, our board of directors adopted new bylaws on March 1, 2002. The amendments we have made to our bylaws include:

         o        the elimination of provisions that are duplicated in the CBCA;

         o the elimination of provisions that grant authority to the directors for specific acts that are within the existing general scope of their authority;

         o the provision that a quorum for a meeting of shareholders is at least two individuals holding or representing by proxy not less than 5% of the votes eligible to be cast at the meeting rather than just two individuals with no minimum requirement as to shareholding; and

         o changes to reflect the recent amendments to the CBCA that permit, for example, attendance at shareholder meetings entirely by means of an electronic communications facility, and the election of a greater number of directors that are not Canadian residents.


PRINCIPAL SUBSIDIARIES AND ALLIANCES

         We have four principal subsidiaries:

         o BGS, a Canadian federal corporation and part of our Power Generation Division, develops and commercializes fuel cell stationary products;

         o Ballard Power Systems AG, a German corporation and part of our Transportation Division, develops fuel cells, fuel cell engines and fuel processors;

         o Ballard Power Systems Corporation, a Delaware corporation and part of our Electric Drives and Power Conversion Division, develops and commercializes electric drives and power electronics; and

         o Ballard Material Products Inc., a Delaware corporation and part of our Material Products Division, develops and markets carbon fiber products for use in the automotive and fuel cell markets.

BGS also holds a 49% interest in each of ALSTOM BALLARD and EBARA BALLARD.

         The following chart shows, as at April 30, 2002, the relationships between the Corporation and our principal subsidiaries, our share ownership in each subsidiary and each subsidiary's place of incorporation:


                                  [FLOW CHART]

---------------------------------
Notes:

(1) Does not include ownership of 7,613,212 of our Common shares that will be issued to DaimlerChrysler on or before November 15, 2004 on the completion of our purchase of DaimlerChrysler's 49.9% interest in Ballard Power Systems AG. Assuming the issue of these shares to DaimlerChrysler, as of April 30, 2002 DaimlerChrysler and Ford would own 23.4% and 19.4%, respectively, of our Common shares.

(2) We will acquire DaimlerChrysler's remaining 49.9% in Ballard Power Systems AG on or before November 15, 2004 in exchange for 7,613,212 Common shares.

(3)  Assumes our purchase of  FirstEnergy's shares in BGS has completed.

(4) BGS also holds a 49% interest in each of EBARA BALLARD and ALSTOM BALLARD. The remaining 51% interest in EBARA BALLARD is held by EBARA, and the remaining 51% interest in ALSTOM BALLARD is held by ALSTOM.




                                  OUR BUSINESS

         We are recognized as the world leader in PEM fuel cell technology with a formidable portfolio of intellectual property. We are focused on the design, development and manufacture of complete, integrated PEM fuel cell products for a variety of applications. We believe our position in the PEM fuel cell industry is the result of innovation in product development, strong market focus, the development of strategic relationships with industry leaders, employee commitment and a conservative approach to financial management. Our goal is to be the leading supplier of high quality, competitively priced fuel cell systems, fuel cell engines, electric drives, power electronics, subsystems and components. By doing so, we intend to set the industry standard.

STRATEGY

         Our goal is to convert our technology leadership into market leadership by being the leading supplier of high quality, low cost, PEM fuel cell products, electric drives and power electronics products, and the first to offer these products in mass markets where they have the potential to capture a large market share. In working to achieve this goal, we will provide PEM fuel cell engines, PEM fuel cell systems and PEM fuel cell subsystems and components and seek to be the "partner of choice" to leading developers, OEMs and customers. We will also supply to customers key subsystems and components, for fuel cell applications or otherwise, that are based on technologies developed in support of our fuel cell systems business, including PEM fuel cells, PEM fuel cell engines, PEM fuel cell systems, fuel processors, power electronics, motors, electric drives and carbon fiber products. The key elements of our strategy are as follows:

          CONTINUE TO BE THE LEADER IN DEVELOPING AND LAUNCHING PEM FUEL CELL POWER PRODUCTS. We will continue to design, develop, test and launch commercial PEM fuel cell products in each of our target markets and seek to be the first to offer commercial products in these markets. Our first portable PEM fuel cell product, the 1.2 kW Nexa(TM) power module, was launched in September 2001 for sale to OEMs, and we will aggressively bring our other initial products to market over the next three years, including PEM fuel cell engines for buses and automobiles, and intermittent and continuous stationary power generation products. In doing so, we are working to develop a close association of the Ballard(R) name with the best and highest quality products in our target markets and have our fuel cell products accepted as the industry standard. We believe that by being the first to introduce PEM fuel cell products in our target markets and having those products be identified as the industry standard, we will gain a significant marketing advantage over our competitors.

         LEVERAGE OUR TECHNOLOGY, KNOWLEDGE AND EXPERTISE ACROSS A VARIETY OF MARKETS. We are designing PEM fuel cell products for the portable, stationary and transportation markets as they represent attractive mass markets and provide us with the opportunity to capture a large market share. Our focus on these markets provides us with the best opportunities for technical and commercial success. We will leverage our technology, knowledge and expertise across our target markets. By using the knowledge and expertise gained from applications in one market, we can develop PEM fuel cell power products more quickly and efficiently for other markets. For example, we expect that fuel cell products, power electronics, fuel processors and systems technology developed for the transportation market can be leveraged to help advance the development of our portable and stationary power products.

         EXPLOIT EARLY MARKET OPPORTUNITIES FOR OUR SUB-SYSTEMS AND COMPONENTS. A key aspect of our strategy and basis for our strong competitive position is our ability to provide complete PEM fuel cell products, including all critical subsystems and components. These subsystems and components include fuel processors, electric drives, power electronics, motors, and carbon fiber products, all of which can be used in a wide variety of fuel cell and non-fuel cell applications. We will sell these products into fuel cell and non-fuel cell applications if the investment required to develop the subsystem or component for the market is minimal, the product can provide early revenue to offset our development and cash expenses and the sale of the product will benefit our fuel cell business by assisting cost reduction and provide manufacturing and operational expertise. Potential market opportunities include components and products for distributed power generation and airport ground support equipment.

         CONTINUE TO BE THE LEADER IN PEM FUEL CELL POWER PRODUCTS AND RELATED TECHNOLOGY. We will work to maintain our PEM fuel cell product industry leadership by continuing to develop proprietary technology with respect to key systems, subsystems, components and manufacturing processes for PEM fuel cell products, PEM fuel cells, fuel processors, electric drives, motors, power electronics and carbon fiber products. This research and product development will allow us to maintain the leading position in our target markets, while also assuring us the widest possible application in other markets we may choose to enter. To protect our technology and maintain our long-term competitive advantage, we will continue to identify and aggressively protect our key intellectual property, primarily using patents. We will also continue to benchmark materials, components and subsystems from external suppliers, with the intention to use which ever component, either internally or externally developed, that provides the most cost effective and best performing PEM fuel cell product.

         BE A LEADING MANUFACTURER OF PEM FUEL CELL PRODUCTS IN OUR TARGET MARKETS. We seek to be the leading manufacturer of high quality PEM fuel cell products. We will manufacture our products when we can capture significant value, we have significant intellectual property covering the manufacturing process, there is no appropriate supplier who can make the component or product more cost effectively than we can make it, and when control over final assembly is key to ensuring product quality. While we have already begun initial commercial production of certain of our products, we will continue to focus on making improvements to our manufacturing capabilities in order to further improve quality and reduce costs. These improvements include (i) simplifying the design of our PEM fuel cell systems, subsystems and components, (ii) using lower cost materials, (iii) improving manufacturing processes and equipment, including increased automation, to achieve high-volume, high-quality production, (iv) entering into long-term relationships with suppliers of key component materials and (v) leveraging raw material cost reductions across our products for our various target markets.

         STRENGTHEN AND DEVELOP CUSTOMER RELATIONSHIP. Customer relationships are the foundation of our current and future success, and maintaining and expanding these relationships will be important as we seek to continue to be the leader in developing and commercializing products. Our ability to design and deliver products that meet and exceed our customers' expectations is of utmost importance. We will continue to actively pursue relationships of strategic value in our target markets with leading companies that we believe can gain a competitive advantage by using our products. These relationships will form the basis for commercial supply agreements, provide valuable information on the requirements of customers in our various markets and secure our access to end users of our products.

         TAKE AN ACTIVE ROLE IN SHAPING FUEL SOLUTIONS. The commercial success of PEM fuel cell vehicles depends on the development of an appropriate fuel distribution infrastructure. We are currently well-positioned to offer products that are compatible with the most promising fuel alternatives for our target markets, such as hydrogen, natural gas, methanol, naphtha and other petroleum fuels. However, we are also taking an active role in shaping the industry standards for PEM fuel cell technology and in resolving fuel infrastructure questions through our participation in several industry- and government-sponsored infrastructure development programs, including the California Fuel Cell Partnership, Fuel Cells Canada and the Canadian Transportation Fuel Cells Alliance.


OUR MARKETS AND PRODUCTS

         MARKET AND REGULATORY OVERVIEW

         In 2001, interest increased in the development of alternative energy technologies as energy security became the focus of the U.S government. This concern, combined with a global interest for improved air quality and a reduction of greenhouse gas emissions to address the threat of global warming, is driving public policy decisions. As the industry develops and public policy is created to address these issues, the role of government is expected to be a positive factor in initiating market access through the creation of a supportive environment for fuel cell products and the development of an alternative fuel infrastructure to meet the initial demand for fuel cell products. Some of the policy tools available to government include establishing supportive regulatory regimes, providing tax incentives and subsidies for products, purchasing fuel cell products and removing barriers to commercialization within the industry. This includes facilitating the creation of a fuel supply infrastructure and the development of appropriate and consistent codes, standards and permitting required for vehicles, infrastructure and buildings.

         The California Fuel Cell Partnership is actively pursuing industry collaboration on fuel infrastructure development, codes and standards and the demonstration of fuel cell vehicles, and is developing its post-2003 plans for continuing activities. In addition, the Department of Energy is working with industry to develop the FreedomCAR initiative (U.S. $150 million in 2003) as well as to create hydrogen infrastructure and fuel cell commercialization roadmaps.

         In Canada, industry associations and industry/government partnerships are beginning to play a role in the commercialization of fuel cell technology. Fuel Cells Canada, an association focused on promoting and developing a strategy to commercialize fuel cells in Canada, established a U.S. $3.8 million fund for the demonstration of various fuel cell applications. Several of Ballard's customers have applied for funding from this organization and announcements are expected later this year regarding the successful applicants. The Canadian government has also established the Canadian Transportation Fuel Cell Alliance to facilitate and fund the development of a fuel cell vehicle infrastructure in Canada. See "Our Markets and Products -- Transportation Markets".

         PRODUCT OVERVIEW

         We are focused on the design, development and manufacture of complete, integrated PEM fuel cell products for the power generation (portable and small and mid-sized stationary) and transportation markets. We have developed a number of portable and stationary fuel cell systems and fuel cell engines for demonstration transit buses and automobiles, and are working towards producing commercially viable versions of these products. We also design, develop and manufacture a number of key subsystems and components used in our PEM fuel cell products, including PEM fuel cells, electric drives, power electronics, fuel processors and carbon fiber products. In addition to supporting the commercialization of our PEM fuel cell engines and PEM fuel cell systems, these subsystems and components can be used in a variety of fuel cell and non-fuel cell applications. We are currently selling electric drives and carbon fiber products and are marketing power electronics for fuel cell and non-fuel applications.

         The following table lists the key PEM fuel cell and non-fuel cell products we currently produce or have under development.


--------------------- ------------------------- ------------------------- ---------------------------------------------

     MARKET            PRODUCT                   APPLICATION               STATUS
--------------------- ------------------------- ------------------------- ---------------------------------------------
     Portable          1.2 kW Nexa(TM) power     Portable and standby      Commercially launched in September 2001
                      module                    power (intermittent
                                                power) - fuel cell
--------------------- ------------------------- ------------------------- ---------------------------------------------
     Stationary        10 kW natural gas         Intermittent power -      Engineering prototype completed
                      power generator           fuel cell
                      ------------------------- ------------------------- ---------------------------------------------
                       60 kW hydrogen power      Intermittent power -      Engineering prototype completed
                      generator                 fuel cell
                      ------------------------- ------------------------- ---------------------------------------------
                       1 kW natural gas          Residential power -       Engineering prototype completed
                      cogeneration power        fuel cell (Japan)
                      generator
                      ------------------------- ------------------------- ---------------------------------------------
                       250 kW natural gas        Distributed power         Currently in development field trials in
                      power generator           generation - fuel cell    Europe, U.S. and Japan
                      ------------------------- ------------------------- ---------------------------------------------
                       Power electronics         Microturbines             Engineering prototype completed
                      ------------------------- ------------------------- ---------------------------------------------
                       Power electronics         Spark ignition engine     Development agreement signed
                                                powered generators
--------------------- ------------------------- ------------------------- ---------------------------------------------
Transportation         Light-duty fuel cell      Automobiles               Engineering prototypes are being tested by
                      engine                                              various automobile manufacturers, including
                                                                          DaimlerChrysler, Ford, Nissan and Mazda
                      ------------------------- ------------------------- ---------------------------------------------
                       Heavy-duty fuel cell      Transit buses             In demonstration and testing programs
                      engine
                      ------------------------- ------------------------- ---------------------------------------------
                       Mark 900 series fuel      Automobiles               Engineering prototypes supplied for
                      cells                                               testing and evaluation to various
                                                                          automobile manufacturers, including
                                                                          DaimlerChrysler, Ford, Honda and Nissan
                      ------------------------- ------------------------- ---------------------------------------------
                       Electric drive system    Automobiles               Currently selling electric drives
                                                                          for battery-powered vehicles
                                                                          (Ford's Electric Ranger and, in
                                                                          2002, its TH!NK City car)
                      ------------------------- ------------------------- ---------------------------------------------
                       Electric drive system     Airport ground support    Currently selling pre-commercial units
                                                equipment
                      ------------------------- ------------------------- ---------------------------------------------
                       Friction materials        Automobile automatic      Commercial sales
                                                transmissions
--------------------- ------------------------- ------------------------- ---------------------------------------------
     Other             Carbon fiber products     Fuel cells                Currently offering commercial gas
                                                                          diffusion layers to a number of fuel cell
                                                                          companies
--------------------- ------------------------- ------------------------- ---------------------------------------------

         The initial fuel cell products we plan to bring to market are as follows:

         o        2001 - Nexa(TM) power module introduced in September 2001;

         o        2002 - PEM fuel cell heavy-duty bus engines;

         o        2003 - intermittent use stationary PEM fuel cell products;

         o 2004 - continuous use stationary PEM fuel cell products to be sold in the Japanese residential market; and

         o 2003-2005 - automotive PEM fuel cell products, depending on the roll-out plans of our automotive customers.

         To leverage our technology leadership, generate near-term revenues and develop the operating discipline required to manufacture and sell commercial products, we are also selling, or plan to sell, a number of subsystems and components for both fuel cell and non-fuel cell applications. The subsystem and component products we are currently selling include:

         o        gas diffusion layers for use in fuel cells; and


         o carbon-based friction products for automatic transmissions used in cars.

         In 2002 we also intend to market and start selling the following subsystems and component products:

         o power electronics for applications such as gas turbines and internal combustion engine generators; and

         o electric drives for battery-powered airport ground support equipment and electric drives for Ford's Th!nk City vehicle.


         POWER GENERATION MARKETS

         We view the power generation market to encompass both portable power and stationary power generation products.

         PORTABLE POWER GENERATION

         There is growing worldwide consumer demand for quiet, clean portable power generators. Promising applications for these generators include their use in areas where the high noise and high emissions of internal combustion engine generators pose significant problems or in densely populated areas where noise pollution is a significant concern. Unlike currently available internal combustion engines, PEM fuel cell generators are quiet and have low emissions. Unlike batteries, PEM fuel cells can operate continuously, as long as fuel is supplied. We believe that portable generators powered by PEM fuel cells can provide consumers with clean, quiet, vibration-free electric power on demand, in a package that is small and durable.

         We believe that over the next 10 years a significant market will develop for portable PEM fuel cell power products. In particular, we believe there will be strong demand for portable power products that produce under 25 kW for consumer and business applications. These markets include recreational vehicles, material handling equipment, uninterruptible power supply (UPS) systems, and generators for locations where emissions or high noise is a concern, or in densely populated areas.

         NEXA(TM) PORTABLE POWER MODULE. Our first commercial fuel cell product, the 1.2 kW Nexa(TM) power module, was launched in September 2001. The Nexa(TM) power module is the world's first commercially produced PEM fuel cell system designed for integration by OEMs into a wide variety of industrial and consumer end-product applications. The power module consists of PEM fuel cells integrated with other key system components into a single unit. By marketing a common Nexa(TM) platform to multiple OEMs, we are able to reach diverse segments of the portable power generation market, access an increased number of distribution channels and start building manufacturing volume.

         STATIONARY POWER GENERATION

         The stationary power generation market in general, and the demand for alternative stationary power generation technologies in particular, will continue to be driven by several factors:

         o standby, emergency and uninterruptible power supply applications;

         o        the demand for more reliable and higher quality power sources;

         o environmental concerns, including air pollution, noise pollution and the depletion of non-renewable energy resources; and

         o        continued deregulation of power markets.

         With the increased use of computers, telecommunications networks, medical diagnostic equipment, manufacturing test equipment and instrumentation and other sophisticated electronic devices, there is also an increased demand for premium sources of power that are less susceptible to interruption, surges and brown-outs than the existing public central power generation and distribution system. This demand provides a significant opportunity for alternative stationary power technologies, like fuel cells, as they can provide a highly reliable, high quality source of power that works in tandem with, or provides back-up for, the utility grid.

         In addition, some governments in industrialized nations are enacting increasingly stringent environmental regulations and legislation requiring a reduction in power plant pollutants, greenhouse gases and even noise emissions. We believe such regulations and legislation in North America, Europe and Japan will result in increased use of energy efficient, distributed power generating equipment and, over time, a switch to alternative, clean power generation systems, including PEM fuel cells. Because of their higher efficiency, stationary PEM fuel cell generators, such as those we are developing, fueled by natural gas, emit much less carbon dioxide than conventional coal and oil-fired power plants. Furthermore, stationary PEM fuel cell generators fueled directly by hydrogen emit no carbon dioxide or pollutants.

         Finally, the continued deregulation in the electric power industry in North America and elsewhere is creating potential demand for alternative sources of stationary power. In particular, distributed stationary generators (or power generation that is sited close to an end user) may represent an economically attractive method of augmenting the capacity of central power generation facilities to meet the increasing demands for power generating capacity, and in some cases replacing ageing central power generators. With fewer resulting transmission lines, power producers can reduce (i) the cost of acquiring rights-of-way, (ii) the costs associated with building a transmission and distribution infrastructure, and (iii) energy loss from transmission lines.

         In the stationary power market, we are focused on developing intermittent-use and continuous-use PEM fuel cell stationary generators for the under the 250 kW stationary generator market segment. Applications in this market segment include standby power, emergency power, UPS systems, premium power, power for remote locations, residential power and distributed generation. We are utilizing the experience we have gained from our extensive field-testing programs to develop stationary power generators that will meet the requirements of our target market segments. We intend to introduce our first commercial stationary PEM fuel cell power generators for intermittent-use applications in 2003.

         10 KW AND 60 KW STATIONARY GENERATORS. In mid-2001, we announced the completion of two engineering prototype generators targeted for intermittent use
- a natural gas-fueled 10 kW stationary power generator and a hydrogen-fueled 60 kW stationary power generator. The 10 kW unit is designed for backup, light industrial and standby power applications such as telecommunications markets and other value-added applications. The 60 kW unit is targeted at high-value light industrial markets, standby power and grid management applications. The 60 kW unit is based on our transportation fuel cell engines and demonstrates our ability to leverage product development across applications. We are currently testing and evaluating those prototypes as well as investigating the market potential for these products.

         1 KW RESIDENTIAL POWER GENERATOR. In January 2000, BGS, Tokyo Gas Co. Ltd., EBARA and EBARA BALLARD entered into an agreement to develop a 1 kW natural gas-fueled stationary PEM fuel cell generator targeted at the Japanese residential market. The unit will supply up to 1 kW of electricity, as well as heat and hot water, while the utility grid will satisfy the electrical demand over 1 kW. EBARA BALLARD's goal is to commence selling initial commercial units of this product in 2004. The unit contains a Ballard(R) fuel cell and a fuel processing system manufactured by EBARA BALLARD based on fuel processing technology developed by Tokyo Gas. Tokyo Gas has licensed its fuel processing technology to BGS and EBARA BALLARD for use worldwide in our PEM fuel cell systems. BGS, EBARA and EBARA BALLARD are also working with Osaka Gas of Japan, the country's second largest gas utility, on the development of a similar natural gas-fueled stationary PEM fuel cell generator using Osaka Gas's fuel processing technology. Osaka Gas and Tokyo Gas are two leading distributors of gas and gas appliances in Japan's two largest cities and are also developers of fuel processors.

         250 KW STATIONARY GENERATOR. Our natural gas-fueled 250 kW stationary power generator produces enough electricity for a small apartment or commercial building, or 50 to 60 single-family homes. These generators use our proprietary natural gas fuel processing technology. Field trials are key to all of our fuel cell product development and design programs. Our 250 kW stationary power generator field trial program began in 1999 with the deployment of our first 250 kW stationary generator to Cinergy in Crane, Indiana. This unit has completed its two-year testing program. We currently have 250 kW stationary power generators undergoing field testing in Japan and various locations in Europe. We expect the field trial program to continue through 2004. The units currently being tested are operating on either natural gas or anaerobic digestor gas. Although the 250 kW unit will not be our first commercial stationary power generator, the field trials are providing us with manufacturing, installation, operation and maintenance experience, performance data in real world operations, and feedback for incorporation in the product development cycle for both our continuous-use and intermittent-use power generators.

         POWER ELECTRONICS FOR STATIONARY POWER GENERATORS. We have adapted the power electronics technology incorporated in our electric drives for transportation products, for use in stationary power generation applications, such as generators powered by microturbines, internal combustion engines, fuel cells and renewable energy sources. Our power electronics include power inverters, DC to DC converters, power modules, low voltage controls, and software that allow operation in grid parallel or grid independent modes and provide a variety of safety and power quality functions. We are marketing our power electronics technology to microturbine manufacturers and other manufacturers of traditional or alternative power generators.

         In February 2002, we announced the signing of a joint development agreement with Ford Power Products, a subsidiary of Ford, to jointly develop products driven by spark ignited (combustion) engines for the generator market. We will contribute our power electronics expertise to this collaboration and Ford Power Products will contribute its combustion engines. Other opportunities exist for on-road hybrid applications, such as commercial trucks and buses, where the product provides power to electric drive motors, batteries and other equipment. We expect that the initial products from this joint development will be developed by the end of 2002. These products will be targeted for the primary power, standby power, and emergency power markets.

         TRANSPORTATION MARKETS

         The internal combustion engine in transportation applications is a major source of air pollution and greenhouse gases, as a result increasingly stringent government regulations requiring vehicle emission reductions and increases in efficiency have been enacted or proposed on both a national and regional level in the United States, Canada and many other industrialized nations.

      In the U.S., recent initiatives include the FreedomCAR (Cooperative Automotive Research) Partnership, energy legislation, proposed or expected proposed tax incentives for fuel cell vehicles and refuelling infrastructure and the government-initiated Fuel Cell Reports to Congress. These initiatives are aimed at developing energy independence and fuel infrastructure and enabling fuel storage technology, increasing energy efficiency and utilizing divergent sources of energy (including renewable sources) while maintaining fuel affordability, vehicle choice and refuelling convenience. In 2003, the FreedomCAR budget was announced as U.S. $150.3 million for the demonstration and development of hydrogen-fueled fuel cell vehicles, hydrogen production and storage and infrastructure development. The U.S. has also proposed tax incentives totalling approximately U.S. $3 billion through 2011 for alternative-fueled vehicles, including between U.S. $4,000 and U.S. $40,000 for fuel cell vehicles (light-duty and heavy-duty). As well, we expect the U.S. Department of Energy and Department of Defense Reports to Congress will contain proposals aimed at increasing fuel cell related research and development activities and promoting the demonstration of fuel cell vehicles and the creation of a hydrogen infrastructure.

      Further, the Canadian government recently announced two initiatives, including an extra Cdn.$20 million investment in research and development (to augment their previous Cdn.$25 million investment announced two years ago), and the Canadian Transportation Fuel Cell Alliance Initiative (U.S. $16.3 million over five years) to facilitate and fund the development of a fuel cell vehicle infrastructure in Canada.

         Regulatory initiatives continue to play a role in technology advancement and market adoption of fuel cells in Canada and the U.S. The California Air Resources Board remains committed to reducing emissions and continues to support and refine California's zero-emission vehicle regulations. These regulations, which come into force in 2003, encourage the development of battery, electric, fuel cell and advanced hybrid vehicles. In 2003, at least 2% of the vehicles sold in California must be zero-emission vehicles (either battery-electric vehicles or hydrogen-fueled fuel cell vehicles). Vehicles covered by this requirement currently include light-duty trucks and cars. An additional 8% must be a combination of zero-emission vehicles, near zero-emission vehicles (including non-hydrogen-fueled vehicles), hybrid or ultra clean combustion engine vehicles. The number of vehicles required increases gradually until 2018, when at least 10% of vehicles sold in California must be zero-emission vehicles. However, the final form that these regulations will take is still to be determined pending decisions in the two lawsuits that have been filed, in California State Court and U.S. District (federal) court, by several automakers (including General Motors, Isuzu and DaimlerChrysler) and various auto dealers.

         Another market driver for fuel cell products in California is the zero-emission bus regulations requiring transit agencies in California (who choose a diesel fuel path) to demonstrate three zero-emission buses beginning in 2003 and to adopt a number of zero-emission buses representing at least 15% of their fleet starting in 2008.

         New York, Massachusetts and Vermont have also adopted modified versions of California's zero-emission vehicle regulations. New York and Massachusetts expect to implement the regulations starting in the 2007 model year. As well, other jurisdictions are either considering initiatives or have recently announced programs to accelerate the commercialization of fuel cell technology. These include the recent announcement by Governor Engler in Michigan of the Next Energy initiative to promote and commercialize hydrogen and fuel cell vehicles, as well as other global efforts such as the Fuel Cell Commercialization Project in Japan, a joint private industry group working with the Japanese government to further the development and commercialization of fuel cell technology.

         While environmental considerations provided the initial impetus for automobile manufacturers to seek alternatives to the use of the internal combustion engine, we believe that these manufacturers are beginning to recognize the value that PEM fuel cell systems offer and the opportunity to deliver products that are more attractive to customers and cost less to manufacture than those using internal combustion engines. Not only will PEM fuel cell powered vehicles have the same performance and cost as today's internal combustion engine vehicles, we believe PEM fuel cell-powered vehicles will be better vehicles because they can provide consumers with higher fuel efficiency, lower noise and vibration, enhanced passenger comfort and performance and new vehicle design options, and have the potential to require lower capital and maintenance expenditures.

         As a result of regulations and initiatives in the United States and the performance characteristics of PEM fuel cells, we have focused initially on two areas of the transportation engine market: transit buses and automobiles. Because fuel availability is and will be an important factor in determining the rate at which PEM fuel cell-powered vehicles are made available for sale, we expect that the first commercial PEM fuel cell-powered vehicles will be vehicles, such as transit buses and fleet vehicles, that operate within limited and well-defined geographic areas and are refueled at central fuelling depots. Based on public statements issued by our customers and other automobile manufacturers, we anticipate that initial commercial sales of PEM fuel cells for use in automobiles will occur between 2003 and 2005.

         AUTOMOBILES. In October 2001, we introduced our Mark 902 fuel cell module, which is built on the architecture of the Mark 900 series fuel cells first introduced to the market in January 2000. The Mark 902 fuel cell module is the fourth generation of our automotive PEM fuel cells. We first demonstrated that we could produce a PEM fuel cell that met automakers' goals for volume, weight and power in 1995 with the introduction of the Mark 700 series fuel cells. The Mark 900 series fuel cells enhanced the power density of the Mark 700 series fuel cells within a design that used lower cost materials and volume-manufacturing processes. The Mark 902 fuel cell module continues the design trend of the Mark 900 series fuel cells with a lower cost design that is further optimized for volume-manufacturing, as well as having improved power density and scalability. The Mark 902 fuel cell module can be used both in transportation and power generation applications, and is scalable from 10 kW to 300 kW, which we believe will meet the expected power output requirements for passenger vehicles and transit buses.

         Our most current versions of automobile engines are two light-duty 75kW PEM fuel cell engines based on the Mark 900 series power module, one fueled by hydrogen and the other by methanol. The methanol-powered PEM fuel cell engine has an on-board fuel processor to reform the methanol into hydrogen gas. We expect that each of these engines will be used by DaimlerChrysler and Ford in their PEM fuel cell vehicle programs. We are also marketing these engines to other vehicle manufacturers for use in cars, vans and sport utility vehicles. We can provide our light-duty PEM fuel cell engines with or without an electric drive, as requested by the customer.

         The following table sets out each PEM fuel cell vehicle powered by our PEM fuel cells that has been publicly demonstrated by our alliance partners and customers:


------------------------------ -------------------------- ------------------------------- ----------------------
COMPANY                        YEAR FIRST SHOWN           MODEL                           FUEL
------------------------------ -------------------------- ------------------------------- ----------------------
DaimlerChrysler                1994                       Necar 1                         Hydrogen
                               1996                       Necar 2                         Hydrogen
                               1997                       Necar 3                         Methanol
                               1999                       Jeep Commander                  Methanol
                               1999                       Necar 4                         Liquid Hydrogen
                               2000                       Jeep Commander 2                Methanol
                               2000                       Necar 4a                        Hydrogen
                               2000                       Necar 5                         Methanol
                               2001                       Necar 5.2                       Methanol
                               2001                       Sprinter Van                    Hydrogen
                               2001                       Natrium                         Hydrogen produced
                                                                                          from Sodium
                                                                                          Borohydride
------------------------------ -------------------------- ------------------------------- ----------------------
Ford                           1999                       P2000                           Hydrogen
                               2000                       TH!NK FC5                       Methanol
                               2000                       Focus FCV                       Hydrogen
                               2002                       Focus FCV                       Hydrogen
------------------------------ -------------------------- ------------------------------- ----------------------
Mazda                          1997                       Demio FC-EV                     Hydrogen
                               2001                       Premacy FC-EV                   Methanol

------------------------------ -------------------------- ------------------------------- ----------------------
GM                             1998                       Zafira                          Methanol
------------------------------ -------------------------- ------------------------------- ----------------------
Honda                          1999                       FCX-VI                          Hydrogen
                               2000                       FCX-V3 (2 vehicles)             Hydrogen
                               2001                       FCX-V4                          Hydrogen

------------------------------ -------------------------- ------------------------------- ----------------------
Nissan                         1999                       R'nessa                         Methanol
                               2000/2001                  Xterra FCV (2 vehicles)         Hydrogen
------------------------------ -------------------------- ------------------------------- ----------------------

         In addition to our partners in the Vehicular Alliance, we have supplied and will continue to supply Ballard(R) fuel cells to a number of automobile manufacturers for testing and evaluation. Ballard(R) fuel cells have been supplied to GM, Honda, Hyundai, Mazda, Nissan and Volkswagen. In addition, GM,

Honda, Mazda and Nissan have used our PEM fuel cells to power prototype vehicles. In April 2001, we signed a two-year, U.S. $16.5 million supply agreement with Honda for automotive PEM fuel cells. In March 2001, we announced the receipt of a U.S. $2.2 million order from Nissan for Mark 900 series fuel cell power modules. In September 2001, we signed a three-year, U.S. $22 million agreement to supply Ford with our Mark 900 series fuel cell power modules as well as related engineering and support services. This was followed by another three-year, U.S. $43.9 million agreement in December 2001 for the supply to Ford of our PEM fuel cell engines and related engineering and support services.

         TRANSIT BUSES. Our transit bus programs currently use a 205 kW heavy-duty PEM fuel cell engine that is fueled by hydrogen. This engine has two designs, an initial design without an electric drive or a transmission, and a second design that combines the PEM fuel cell engine with an electric drive and a transmission together in a unified "one engine" concept. The initial design was used in the Nebus developed by DaimlerChrysler in 1997 and the six PEM fuel cell buses delivered to the Chicago Transit Authority and Vancouver's TransLink. The six buses operated by the Chicago Transit Authority and TransLink carried more than 200,000 passengers and travelled over 73,000 miles (118,000 km) during the course of the field trial program. The "one engine" design is used in the ZEbus (zero-emission bus) and was tested for 13 months in Palm Springs, California, operating under desert conditions. Under this demonstration program with the SunLine Transit Agency, the ZEbus travelled 14,913 miles (24,000 km). The feedback we received from this demonstration and from previous trials is being incorporated into the next generation Phase 5 bus engine, which will be used to meet the 30-engine order we received from EvoBus, a subsidiary of DaimlerChrysler. These engines will be incorporated into PEM fuel cell buses which will be delivered to transit authorities in 10 European cities (Amsterdam, Barcelona, Hamburg, London, Luxembourg, Madrid, Porto, Reykjavik, Stockholm and Stuttgart) for use in transit service beginning in 2003. The buses are part of a two-year program that is designed to introduce PEM fuel cell buses to the European market and allow the participating transit agencies to understand their use, operation and maintenance requirements.

         In 2001, we also completed a methanol-fueled PEM fuel cell bus under a joint program with Georgetown University.

         ELECTRIC DRIVES. An electric drive is a mechanism that converts electrical power provided by a power source, such as a PEM fuel cell engine or a battery, into mechanical energy that is transmitted to the axle that drives the wheels of a vehicle. Our electric drives have application in both fuel cell-powered and battery-powered on-road and off-road vehicles. We are currently marketing our electric drives for use in PEM fuel cell-powered vehicles as well as non-fuel cell electric vehicles such as battery-powered cars and airport ground support equipment.

         We have supplied electric drives to DaimlerChrysler, Ford, Mazda and Nissan for development and testing in PEM fuel cell-powered vehicles, including those used in prototype vehicles developed by DaimlerChrysler, Ford and Mazda. Our electric drives are also being used in the current generation of demonstration transit buses being produced under the Vehicular Alliance. We have also developed electric drives for use in Ford's battery-powered Ranger pick-up truck, which was introduced in 1998, and will be producing electric drives for use in the next generation of Ford's battery-powered TH!NK City car, which is expected to go into commercial production and sale in Europe and North America in 2002. We are currently marketing our electric drives to other automotive manufacturers for use in both their fuel cell and battery-powered vehicles.

         In addition to our automotive designs, we have developed a new 80 Volt AC electric drive system specifically for airport ground support equipment applications. Working with major U.S. airlines, we have developed this product to be consistent with the standard electric drive architecture used for medium-duty applications, such as airport ground support equipment. The initiative to promote battery-powered ground support equipment has received support from the U.S. federal government, as evidenced by a cost matching program of up to U.S. $20 million endorsed by the United States Congress whereby investments made by airlines in electric or alternative fuel based ground support equipment at ten major airports are matched dollar for dollar by the United States government, subject to certain limits.

         PEM FUEL CELL AUXILIARY POWER UNIT. We are developing a 5 kW PEM fuel cell power unit to provide a second, or auxiliary, source of electric power to a vehicle. This product is currently being designed to operate separately from the vehicle's primary source of power (the internal combustion engine) with its own fuel supply system. The intended market for this product is vehicles, such as trucks, recreational vehicles and luxury cars, that would benefit from the use of a power generator, separate from the vehicle engine, to provide electrical power for certain vehicle systems and driver amenities. The auxiliary power unit, which is in the research and development phase, is being designed to process hydrogen from methanol, natural gas, gasoline or ethanol. In May 2001, we entered into an agreement with the U.S. Department of Defense, Department of the Army under which we are conducting research and development with respect to liquid-fueled PEM fuel cell auxiliary power units for military and commercial use.

         CARBON PRODUCTS

         We develop, manufacture and sell carbon fiber products for automotive applications, through our Material Products Division, which is a Tier 1 supplier to the automotive industry. The primary products produced by our Material Products Division are carbon fiber products for automatic transmissions, as well as gas diffusion layers for use in PEM fuel cells. Carbon fiber products are used to make lightweight composite materials for applications that require high temperature resistance, great strength, controlled conductivity and excellent friction and wear properties. In addition to automotive and fuel cell applications, we are currently marketing our carbon fiber products in the aerospace, electrical and sports equipment industries.

         In December 2001, we announced that we had signed a five-year contract extension with an existing automotive customer for the supply of a carbon material product for automotive transmissions. Over the term of the contract, valued at U.S. $50 million, our carbon materials will go into an additional 20 million automatic transmissions for North American vehicles.

         FUEL INFRASTRUCTURE PROGRAMS

         Through our involvement in the California Fuel Cell Partnership, headquartered in Sacramento, California, we are working to establish an appropriate fuel distribution infrastructure for fuel cell vehicles. The California Fuel Cell Partnership is a unique collaboration of automotive manufacturers, energy companies, fuel cell developers and government agencies, focused on the steps necessary to successfully introduce commercial fuel cell vehicles in California. Co-founded by Ballard in 1999, the California Fuel Cell Partnership is exploring the paths to commercializing fuel cell vehicles by examining such issues as fuel infrastructure requirements, vehicle, building and fuel safety, codes and standards, market incentives, government regulations and policies and consumer acceptance. In addition to us, the current members of the partnership include automobile manufacturers DaimlerChrysler, Ford, GM, Honda, Hyundai, Nissan, Toyota Motor Company ("Toyota") and Volkswagen, fuel providers ChevronTexaco Inc. ("ChevronTexaco"), Shell Oil Company, BP PLC and Exxon Mobil Corporation ("Exxon Mobil"), the U.S. Departments of Energy and Transportation, the California Air Resources Board, the South Coast Air Quality Management District and UTC Fuel Cells (formerly International Fuel Cells), as well as a number of associate partners. The partnership has four main goals:

         o        to demonstrate fuel cell vehicle technology;

         o        to demonstrate the viability of a fuel infrastructure;

         o        to explore the path to commercialization; and

         o to increase public awareness of fuel cells and fuel cell systems.

         In 2001, the number of vehicles demonstrated by the members of the California Fuel Cell Partnership grew to 16. We anticipate that over 70 fuel cell vehicles will be demonstrated throughout the course of this initiative. Certain members have also worked together to design and install satellite hydrogen fuelling stations and a methanol fuelling station.

         Through the activities of the California Fuel Cell Partnership and other forums, it is becoming clearer that hydrogen is expected to be both the initial and long-term fuel of choice for automotive applications by automotive companies, energy companies and governments. There is still some debate as to whether the intermediate-term fuel will be hydrogen, or a fuel other than hydrogen such as methanol or clean petroleum. The choice of hydrogen as the long-term fuel will be affected by a number of factors, including the development of a hydrogen infrastructure, the geographic location of the vehicles, the application being utilized, storage technology, customer demand and government initiatives. We will continue to invest in and advance our multi-fuel processing development activities in order to provide our customers with a fuel solution that will meet their needs.

         We are also working with the Canadian Transportation Fuel Cell Alliance, an initiative of the Canadian government, and the current U.S. Department of Energy and Department of Defense Reports to Congress, which are developing hydrogen infrastructure roadmaps, to facilitate the development of a fuelling infrastructure for our products. See "Our Markets and Products - Transportation Markets".

STRATEGIC ALLIANCES

         VEHICULAR ALLIANCE

         We have entered into the Vehicular Alliance with DaimlerChrysler and Ford for the development and commercialization of PEM fuel cells, PEM fuel cell engines and electric drives for use in vehicles. Under the Vehicular Alliance,

         o We are responsible for the research, development, commercialization, manufacture, marketing, sale and service of PEM fuel cells, vehicular PEM fuel cell systems, electric drives and the integration of PEM fuel cells, PEM fuel cell engines and electric drives to form complete vehicular power trains;

         o We can sell PEM fuel cells, PEM fuel cell engines and electric drives for any applications, including for vehicles, to customers other than DaimlerChrysler and Ford;

         o Subject to certain limited exceptions, DaimlerChrysler and Ford cannot compete with us in the research, development, production, distribution, sale or service of PEM fuel cells or vehicular PEM fuel cell systems, and, in the case of Ford, electric drives for vehicles; and

         o Subject to certain exceptions described below, DaimlerChrysler and Ford must purchase vehicular PEM fuel cells and vehicular PEM fuel cell systems from us and Ford must also purchase electric drive components and systems from us.

         ACQUISITION OF XCELLSIS AND ECOSTAR. On November 30, 2001, we acquired, or received the right to acquire, from DaimlerChrysler and Ford all of their interests in XCELLSIS (now Ballard Power Systems AG) and Ecostar (now Ballard Power Systems Corporation) (the "Transaction"). Before the

Transaction, each of XCELLSIS and Ecostar was previously been jointly owned by us, DaimlerChrysler and Ford. Under the Transaction, we

         o acquired from DaimlerChrysler, a 1.6% interest in XCELLSIS and its 17.0% interest in Ecostar in exchange for 9,405,271 of our Common shares,

         o entered into a contract to acquire from DaimlerChrysler the remaining 49.9% interest in XCELLSIS on or before November 15, 2004 (pursuant to which DaimlerChrysler will transfer such interest to us in exchange for 7,613,212 of our Common shares), and

         o acquired from Ford, its 21.8% interest in XCELLSIS and its 62.1% interest in Ecostar in exchange for 8,998,252 of our Common shares,

such that we now control, and will ultimately own 100% of, Ballard Power Systems AG and Ballard Power Systems Corporation. With majority control, we are entitled to appoint all the members of the governing bodies of Ballard Power Systems AG and its management and are able to establish the business strategy for Ballard Power Systems AG. For the purposes of determining its rights under the Vehicular Alliance, DaimlerChrysler will be treated as if it owns all of our Common shares to be issued to it on the transfer of the remaining Ballard Power Systems AG shares to us. As part of the Transaction, we also entered into a new vehicular alliance agreement with DaimlerChrysler and Ford, which replaced the previous alliance agreement entered into in 1998.

         As part of the Transaction, DaimlerChrysler and Ford also invested a total of Cdn. $55 million (U.S. $34.5 million) in us at closing by way of private placement, under which DaimlerChrysler purchased an additional 1,103,549 of our Common shares for Cdn. $30 million (U.S. $18.8 million) and Ford purchased an additional 919,624 of our Common shares for Cdn. $25 million (U.S. $15.7 million). DaimlerChrysler and Ford have also agreed to invest a further up to Cdn. $55 million in us if and when we undertake any equity offerings before November 30, 2004. Of this Cdn. $55 million, DaimlerChrysler will invest Cdn. $30 million and Ford will invest Cdn. $25 million by participating in such equity offerings in proportion to their approximate respective percentage ownership in us.

         Concurrent with the Transaction, we increased the size of our board of directors from 10 to 12. DaimlerChrysler and Ford continue to appoint directors in accordance with their respective percentage ownership of our Common shares. Before the Transaction, the legal mechanism that allowed DaimlerChrysler and Ford to exercise their appointment rights were contained in our Series 2 Preferred Share and Series 3 Preferred Share. As part of the Transaction, the Series 2 Preferred Share and Series 3 Preferred Share were exchanged for one Class A Share and one Class B Share, respectively. See "Share Capital - Class A Share and Class B Share". As a result of DaimlerChrysler and Ford's increased ownership in us after the Transaction, three directors have been appointed by DaimlerChrysler and two directors have been appointed by Ford. See "Directors and Officers". The number of directors that may be appointed by each of DaimlerChrysler and Ford may decrease if there is a decline in their respective percentage ownership of our outstanding Common shares. DaimlerChrysler and Ford may not vote their Common shares in us in connection with the election of directors, except for the provision of a proxy to vote in favour of the election of directors nominated by our management.

         The impact of the Transaction on our financial position is discussed in the section of our 2001 Annual Report entitled "Management's Discussion and Analysis".

         INTEGRATION. Since we acquired Ballard Power Systems AG and Ballard Power Systems Corporation, we have been integrating the acquired businesses into the Ballard organization. All of our product and technology development is now overseen by a common management team, thereby allowing us to leverage our technology across our target markets more efficiently and respond more quickly to changes in market conditions. We have reviewed our combined businesses and have streamlined our programs and activities to focus our resources on our core and most promising technology. As part of our integration efforts, we have reduced the size of our labour force in Canada, and will be making headcount reductions in certain of our other locations in 2002 to eliminate redundancies. We have conducted an evaluation and rationalization of our product and technology programs, centralized our core and support functional activities, and are consolidating certain of our facilities. Ballard Power Systems AG is located in Nabern, Germany and is the centre of our transportation fuel cell systems and fuel processing development efforts as well as our Transportation Division. Ballard Power Systems Corporation is situated in Dearborn, Michigan and is the location where our developments efforts in electric drives and power electronics are focused.

         SUMMARY OF THE VEHICULAR ALLIANCE. The Vehicular Alliance has a fixed term of 20 years, and is subject to early termination by DaimlerChrysler or Ford only in the event of a fundamental breach of the agreements by Ballard. If DaimlerChrysler or Ford commits a fundamental breach, either non-breaching party may cause the breaching party to exit the Vehicular Alliance, in which case its rights (but not its obligations or restrictions) are terminated and the Vehicular Alliance continues between the non-breaching parties. In the event of a take-over of Ballard by a third party, DaimlerChrysler and Ford may tender into the bid and exit the Vehicular Alliance.

         DaimlerChrysler and Ford have agreed that they will not compete with us during the term of the Vehicular Alliance with respect to the development and sale of PEM fuel cells and vehicular PEM fuel cell engines. Ford has also agreed to not compete with us with respect to electric drives for vehicular applications, and DaimlerChrysler has also agreed to not compete with us with respect to electric drives (or components thereof) that DaimlerChrysler may in the future agree to purchase exclusively from us. These non-competition obligations continue even if DaimlerChrysler or Ford exit or are removed from the Vehicular Alliance by reason of its fundamental breach. However, if we commit a fundamental breach and DaimlerChrysler or Ford elects to terminate the Vehicular Alliance, or a third party makes a take-over bid to which DaimlerChrysler or Ford tenders all of its Common shares in us, DaimlerChrysler and Ford may be relieved of these restrictions.

         As an exception to the non-competition provisions, DaimlerChrysler and Ford may conduct research independently on PEM fuel cells, vehicular PEM fuel cell systems and, in the case of Ford, electric drives. All results of this independent research must be made available to us and we have the right to acquire any intellectual property resulting from it at cost. The developing party cannot commercially exploit the results of the independent research in areas governed by the non-competition obligations.

         Many of DaimlerChrysler and Ford's rights are linked to maintaining ownership of certain of our Common shares owned by them (the "Ballard Base Shares"). Ballard Base Shares for each of DaimlerChrysler and Ford are our Common shares owned by them on November 30, 2001 (other than our Common shares they acquired pursuant to a private placement of an aggregate of 2,023,173 of our Common shares to DaimlerChrysler and Ford completed on November 30, 2001 as part of the Transaction) plus (a) any Ballard Base Share of DaimlerChrysler or Ford purchased by and transferred to the other of them, and (b) any of our Common shares derived from, or issued as a stock dividend on, Ballard Base Shares. DaimlerChrysler's Ballard Base Shares include our Common shares to be issued to DaimlerChrysler on the transfer of the remaining Ballard Power Systems AG shares to us.

         Until November 30, 2007, DaimlerChrysler and Ford may not transfer any of their Ballard Base Shares other than to each other or in the event of a take-over bid by a third party. Further, DaimlerChrysler and Ford may not until November 30, 2007 transfer any other of our Common shares they own (non-Ballard Base Shares) without our consent, which consent may not be unreasonably withheld. Neither DaimlerChrysler nor Ford may dispose of any of its Ballard Base Shares unless it first offers to sell such shares to the other and gives us notice of its intention to sell such shares.

         Except in certain limited circumstances, we have the exclusive right to supply DaimlerChrysler and Ford with vehicular PEM fuel cell and vehicular PEM fuel cell systems and, in the case of Ford, electric drives for vehicles. We will also have the first right to supply Ford with electric drives for hybrid-powered vehicles. DaimlerChrysler is not obligated to purchase electric drives (or components thereof) from us but if it selects us to be its exclusive supplier, it can earn the right to obtain a licence as described below. All sales of products by us to DaimlerChrysler or Ford must be made at arm's length prices and terms, but in no case on less favourable terms and conditions than sales to any other arm's-length party, taking into account cost, quality, quantity, delivery, performance and other relevant factors.

         Under the Vehicular Alliance, certain decisions of our board of directors are subject to voting provisions (the "Limited Voting Provisions") which require approval by a number of directors equal to one director more than a majority of the directors who are entitled to vote and who do vote on such decision, including at least one of the directors appointed by DaimlerChrysler or Ford. If any director appointed by DaimlerChrysler or Ford is absent or abstains, a simple majority will suffice, which majority need not include one of the directors appointed by DaimlerChrysler or Ford. See "Share Capital - Class A Share and Class B Share" for details regarding the Limited Voting Provisions.

         Many of the decisions that are subject to the Limited Voting Provisions, such as the sale of substantially all of our assets, an amalgamation, or a change in our authorized share capital, would, in any event under applicable corporate law, require the approval of our shareholders by way of a special two-thirds majority vote. As long as DaimlerChrysler and Ford own in the aggregate more than one-third of our outstanding Common shares, we could not proceed with any transaction requiring a two-thirds majority vote if both DaimlerChrysler and Ford were to vote against such transaction, even if the Limited Voting Provisions did not exist.

         Provided DaimlerChrysler and Ford retain ownership of the Ballard Base Shares, DaimlerChrysler and Ford may, if they both so agree, require the removal of one or more of Ballard's Chief Technology Officer (or other officer to whom the persons responsible for research and development report), the Vice-President, Strategic Development (or other officer to whom the persons responsible for intellectual property report) and the Vice-President, Transportation.

         Under the Vehicular Alliance, DaimlerChrysler and Ford are able to earn lead times ranging from six to nine months for pre-commercial vehicular PEM fuel cell products upon their commitment to purchase specific volumes of those products from us. These lead time provisions do not preclude us from developing pre-commercial products for, or selling those products to, other automotive manufacturers that fund separate development programs for such products. These lead time provisions do not apply to any product once commercial sales of such product commence.

         Under the Vehicular Alliance, each of the parties and its subsidiaries is entitled to royalty-bearing licenses to technology developed by one or more of the other parties in certain circumstances, including the following:


         o DaimlerChrysler may obtain a royalty-bearing license to our vehicular PEM fuel cell and vehicular PEM fuel cell systems technology after November 30, 2007 and may only obtain a license to specific electric drive technology if it has purchased the applicable electric drive products exclusively from us over a specified period of time and has committed to continue to do so.

         o Ford may a obtain royalty-bearing license to our vehicular PEM fuel cell and vehicular PEM fuel cell systems technology: (i) if Ford has exclusively purchased from us all vehicular PEM fuel cell systems required by it for its commercial production of fuel cell-powered vehicles and it continues to own its Ballard Base Shares; (ii) after 2011 if Ford has not achieved commercial production of fuel cell-powered vehicles despite its reasonable efforts to do so and it continues to own its Ballard Base Shares at the time the request for the license is made; or (iii) after November 30, 2007 and after we have achieved regular series production of vehicular PEM fuel cells for commercial sales and are unable or unwilling to supply Ford with such products. Ford may request a royalty-bearing license to our electric drive technology after November 30, 2007.

         o We have limited rights to obtain licenses for vehicular fuel tanks from DaimlerChrysler and Ford and for certain electronic drive systems or components from DaimlerChrysler.

         Each of the licenses to be granted to DaimlerChrysler and Ford includes only those improvements which are made by us during the term of the Vehicular Alliance. In addition, if DaimlerChrysler and Ford make improvements to technology to which they have a license, such improvements must be licensed back to us on a royalty-free basis. The licenses to DaimlerChrysler and Ford will be perpetual, world-wide, non-exclusive, non-transferable and royalty-bearing. If the relevant parties cannot agree on the terms and conditions of a license, including the license form and royalty amount, such terms and conditions may be settled by arbitration, and the royalty amount will be based on the amount that would be negotiated by parties at arm's length.

         Under the Vehicular Alliance, if we undertake an equity offering, DaimlerChrysler has the right to maintain a 23.32% ownership interest in us, and Ford has the right to maintain a 19.18% ownership interest in us. If either of DaimlerChrysler or Ford does not fully exercise its purchase rights when entitled to do so, the other of them may purchase additional Common shares in us provided the combined ownership interest of DaimlerChrysler and Ford following such purchase does not exceed 42.5%. These rights can be exercised concurrently with each equity offering or, in certain limited circumstances, within 60 days after completion of the offering.

         Under the Vehicular Alliance, neither DaimlerChrysler nor Ford may purchase any additional Common shares in us if, following such purchase, their combined ownership of our outstanding Common shares would exceed 42.5% except:

         (a)      before November 30, 2005,

                  (i) if DaimlerChrysler or Ford, or both, make a take-over bid that, if fully accepted, would result in them owning all of our outstanding Common shares; or

                  (ii) if a take-over bid is made by a third party, DaimlerChrysler or Ford, or both, may make a competing take-over bid for at least the number of our Common shares that such third party offered to purchase under its take-over bid;

         (b) after November 30, 2005 but before November 30, 2007, DaimlerChrysler or Ford, or both, may make a take-over bid that, if fully accepted, would result in them owning, in the aggregate, at least two-thirds of all of our outstanding Common shares; and

         (c) after November 30, 2007, DaimlerChrysler or Ford, or both, may make a take-over bid that results in

                  (i) if DaimlerChrysler and Ford jointly make the bid, them acquiring not less than the greater of:

                           (A)      20% of all of our outstanding Common shares;
                                    and

                           (B) the number of our Common shares so that they own more than 50% of all of our outstanding Common shares; or

                  (ii) under certain circumstances, if only one of DaimlerChrysler or Ford holds its Ballard Base Shares, that party acquiring more than 10% of all of our outstanding Common shares through a take-over bid.


         STATIONARY POWER ALLIANCE

         To advance the development of our stationary power generators, we formed BGS in late 1996 to develop and commercialize PEM fuel cell stationary power products using Ballard(R) fuel cells. At that time we transferred our stationary power generation system assets, and agreed to sell Ballard(R) fuel cells for stationary power applications, exclusively to BGS. After its formation, BGS formed the Stationary Power Alliance with GPU (now FirstEnergy), ALSTOM and EBARA.

         FirstEnergy is an Ohio-based utility company comprising seven electric utility operations in Ohio, Pennsylvania and New Jersey. ALSTOM, based in Paris, France, designs, manufactures, supplies and installs equipment, systems and solutions for the power generation and transmission industries, as well as the rail transportation industry. EBARA, based in Tokyo, Japan, is a major developer, manufacturer and distributor of fluid machinery and systems, precision machinery and environmental engineering systems and a leader in zero emission technology. Together with ALSTOM, we formed ALSTOM BALLARD and together with EBARA, we formed EBARA BALLARD. The Stationary Power Alliance has helped us integrate our PEM fuel cells into prototype products, provided us with customers, given us access to our partners' engineering, manufacturing, marketing, distribution and service capabilities and provided us with sources of funding.

         Over the past year, we have been evolving our relationships with each of FirstEnergy, ALSTOM and EBARA to increase the focus on the marketing and distribution aspects of the commercialization of our stationary fuel cell products. In August 2001, we announced the first step in this process with the restructuring of our relationship with FirstEnergy. In exchange for its 13.3% ownership interest in BGS, we will issue 1,366,063 of our Common shares to FirstEnergy. As part of this transaction, we also appointed FirstEnergy as a non-exclusive distributor of our stationary products in the North Central and Northeastern United States. This transaction is currently awaiting regulatory approval with closing expected in 2002. In December 2001, we acquired EBARA's 10.6% interest in BGS in exchange for the issuance to EBARA of 1,233,566 million of our Common shares. We will also continue to collaborate with EBARA through EBARA BALLARD, on products targeted for the particular needs of the Japanese market. We are currently in discussions with ALSTOM, the remaining minority shareholder in BGS, with respect to potential ways of optimizing the structure of the Stationary Power Alliance as it pertains to the European market.

Currently,

         o Research and development on PEM fuel cells is carried out by us and research and development on PEM fuel cell systems for stationary power applications is carried out by BGS;

         o Marketing, distribution, selling and servicing activities for stationary PEM fuel cell generators, except in the European and Japanese markets, are carried out by BGS;

         o Marketing, distribution, selling and servicing activities for stationary PEM fuel cell generators in most of our European markets are carried out by ALSTOM BALLARD, a German company owned 51% by ALSTOM and 49% by BGS;

         o Marketing, distribution, selling and servicing activities for stationary PEM fuel cell generators in the Japanese market are carried out by EBARA BALLARD, a Japanese company owned 51% by EBARA and 49% by BGS; and

         o ALSTOM BALLARD and EBARA BALLARD are obligated to purchase PEM fuel cells from BGS.

         ALSTOM and BGS have invested US$7.94 million and US$7.63 million, respectively in ALSTOM BALLARD. Under our agreement with ALSTOM, ALSTOM was to make a further investment in ALSTOM BALLARD of US$11 million (US $6 million in cash and US$5 million in cash or assets) and BGS was to make a further contribution of US$10.57 million (payable by the grant of a manufacturing license) on the earlier of the date ALSTOM BALLARD began activities in relation to the manufacturing of stationary power generators and December 31, 2001. To date, such contributions have not been made and as part of our ongoing discussions with ALSTOM, we are currently considering various options relating to the activities of ALSTOM BALLARD.

         ALSTOM has granted to ALSTOM BALLARD a non-exclusive, royalty-free license to use any relevant ALSTOM intellectual property. BGS has granted to ALSTOM BALLARD an exclusive, royalty-free license (the "ALSTOM BALLARD License") to use BGS's intellectual property to market, distribute, sell and service PEM fuel cell stationary power generators in most of Europe. After ALSTOM has made its full investment in ALSTOM BALLARD, ALSTOM BALLARD will, under the ALSTOM BALLARD License, be entitled to manufacture PEM fuel cell stationary power generators in most of Europe.

         While ALSTOM BALLARD holds the ALSTOM BALLARD License, (i) we must supply Ballard(R) fuel cells to ALSTOM BALLARD, (ii) ALSTOM BALLARD must acquire PEM fuel cells only from us, (iii) BGS will not compete with ALSTOM BALLARD in the manufacture, marketing, distribution, sale and servicing of PEM fuel cell stationary power generators in Europe, (iv) ALSTOM and ALSTOM BALLARD will not compete with us in the field of PEM fuel cells, and (v) ALSTOM will not compete with BGS and ALSTOM BALLARD in the field of PEM fuel cell stationary power generators.

         EBARA has granted to EBARA BALLARD a right to use EBARA's technology to market, distribute, sell and service PEM fuel cell stationary power generators. BGS has granted to EBARA BALLARD an exclusive, royalty-free license (the "BGS EBARA License") to manufacture, market, distribute, sell and service PEM fuel cell stationary power generators in Japan.

         While EBARA BALLARD holds the BGS EBARA License, (i) we must supply Ballard(R) fuel cells to EBARA BALLARD, (ii) EBARA BALLARD must acquire PEM fuel cells only from us, (iii)

BGS will not compete with EBARA BALLARD in the manufacture, marketing, distribution, sale and servicing of PEM fuel cell stationary power generators in Japan, (iv) EBARA and EBARA BALLARD will not compete with us in the field of PEM fuel cells, and (v) EBARA will not compete with BGS and EBARA BALLARD in the field of PEM fuel cell stationary power generators.

         The affairs of BGS are governed by a shareholders agreement (the "BGS Shareholders' Agreement") dated December 1, 1998 entered into by all the shareholders of BGS. Under the terms of the BGS Shareholders' Agreement, each shareholder is entitled to such representation on BGS's board of directors as is proportionate to its holding of common shares of BGS (with a minimum of one director each). The BGS Shareholders' Agreement grants to the shareholders certain put/call rights in respect of their shareholdings. Such rights may only be exercised in cases of default or by a shareholder where certain significant corporate actions are not approved by the shareholder.


JOINT DEVELOPMENT AGREEMENTS AND RELATED INVESTMENTS

         To expand our strength in the fuel cell industry we have established external relationships to further advance our product development efforts. We are always looking for opportunities to improve the speed of commercialization of our products and to enhance our intellectual property position. In addition, we continually strive to add to our manufacturing base, accelerate cost reduction, add value to our product offerings and access new markets for our products. We have entered into numerous external relationships over recent years to advance this strategy.

         In September 2000, we entered into a joint development agreement with QuestAir Technologies Inc. ("QuestAir") to develop and commercialize QuestAir's hydrogen purification and oxygen enrichment technology for use with Ballard(R) fuel cells. In conjunction with this agreement, we also acquired a 10% ownership stake (on a fully diluted basis) in QuestAir, at a price of U.S. $11.2 million (Cdn. $16.7 million). Under the agreement, which covers a defined period, we have the exclusive right to QuestAir's technology for use in PEM fuel cell applications. We are also funding a portion of QuestAir's related development costs.

         In October 2000, we entered into a joint development agreement with Millennium Cell Inc. ("Millennium Cell") to further develop Millennium Cell's proprietary hydrogen generation system for use with our portable power products. Under the terms of the agreement, we have received the right to purchase up to 400,000 common shares of Millennium Cell stock at a predetermined price. Upon successful completion of the joint development and product prototype agreement, we will have the right to license Millennium Cell's technology for use in our portable products on an exclusive basis for a defined period of time. We have paid U.S. $2.4 million as an advance for prospective royalties payable under the license. If the technology does not become commercial, we have the right to get the U.S. $2.4 million refunded.

         In January 2001, we entered into an exclusive agreement with Victrex PLC to develop and manufacture ionomers for use in our proton exchange membranes. Under this agreement, we will work together to develop the manufacturing processes for our proprietary BAM(R) Ionomer and collaborate on the development of Victrex's proprietary ionomer. An ionomer is a proton-conducting polymer which is a key element of the proton exchange membrane. Upon the successful completion of the development phase for each ionomer, including the development of volume manufacturing processes and qualification of the ionomer for commercial applications, Victrex will operate pilot facilities to manufacture these ionomers for use in Ballard(R) fuel cells.

         In May 2001, we entered into an exclusive agreement with MicroCoating Technologies, Inc. of Atlanta, Georgia, to evaluate and develop its proprietary Combustion Chemical Vapor Deposition process for use in the manufacture of MEAs. CCVD technology is an open-atmosphere, flame-based technique for depositing high quality thin films of advanced materials. CCVD technology, if successfully developed, has the potential to decrease catalyst loading, thereby further reducing costs and improving fuel cell performance. As part of this transaction, we acquired shares in MCT representing 3% of its equity at a price of U.S. $7 million. We also acquired rights, for a defined period, to exclusively license MCT's CCVD technology and we will fund a portion of MCT's development costs related to fuel cells. We are currently in discussions with MCT regarding potential ways to evolve our relationship to increase focus on our near term goals.

         In June 2001, we entered into a joint development and supply agreement with Graftech Inc., a wholly owned subsidiary of UCAR, for the development of graphitic materials and components for use in fuel cells, including flow field plates. This joint development agreement, which is effective until 2011, expands on an initial collaboration we established with Graftech Inc. in 1999 regarding the use of flexible graphite materials in flow field plates for PEM fuel cells. We also extended our previous supply agreement with Graftech to 2015, whereby Graftech will be our exclusive manufacturer and supplier of natural graphite-based material for our fuel cells, including GRAFCELL(TM) advanced flexible graphite for use in flow field plates of our Mark 900 series fuel cells. We also became an investor in Graftech, by investing U.S. $5 million for a 2.5% ownership interest, to support fuel cell development and commercialization.

         In October 2001, BGS, EBARA and EBARA BALLARD entered into a collaboration agreement with Osaka Gas for the development of a natural gas fuel processor for a 1 kW natural gas cogeneration stationary generator for residential use in Japan. Similar to the stationary generator being developed in conjunction with Tokyo Gas Co. Ltd. ("Tokyo Gas"), this generator will provide 1 kW of electricity, as well as heat and hot water, while the utility grid will satisfy the electrical demand over 1 kW.

         BGS and EBARA BALLARD are also working with Tokyo Gas to develop a natural gas fuel processor for a residential 1 kW cogeneration stationary generator for use in Japan. The second generation engineering prototype of this stationary power generator was unveiled in January 2002. This latest prototype, which includes an electrical inverter (converting DC power to useable AC power), has a total electrical and heat efficiency of over 81% and is 40% smaller than the first prototype. The unit contains a fuel processing system manufactured by EBARA BALLARD based on fuel processing technology developed by Tokyo Gas. Tokyo Gas has licensed its fuel processing technology to BGS and EBARA BALLARD for use worldwide in our PEM fuel cell systems.

         In February 2002 we announced the signing of a joint development agreement with Ford Power Products, a subsidiary of Ford, to jointly develop products driven by spark ignited (combustion) engines for the generator market. We will contribute our power electronics expertise to this collaboration and Ford Power Products will contribute its combustion engines. Other opportunities exist for on-road hybrid applications, such as commercial trucks and buses, where the product provides power to electric drive motors, batteries and other equipment. We expect that the initial products from this joint development will be developed by the end of 2002. These products will be targeted for the primary power, standby power, and emergency power markets.

         CHRYSALIX

         In July 2001, we announced the formation of Chrysalix Energy Limited Partnership ("Chrysalix"). We and our partners Shell Hydrogen, the BOC Group, BASF Venture Capital GmbH and Westcoast Energy (now Duke Energy), formed Chrysalix to promote and fund early stage companies with high growth potential in fuel cells and related systems, hydrogen infrastructure, maintenance and support services. Chrysalix operates independently of us and our partners and offers support in the form of technology knowledge, expert services and management. We have committed to invest Cdn. $5.6 million in Chrysalix and have to date contributed approximately Cdn. $1.3 million.

RESEARCH AND PRODUCT DEVELOPMENT

         Our research and product development strategy is to develop critical proprietary technology and technology to support our product roadmap, with respect to key components, subsystems, systems and processes for PEM fuel cell products, including (a) PEM fuel cells, (b) PEM fuel cell systems (c) fuel processors, (d) direct methanol PEM fuel cells, (e) electric drives, (f) power conversion systems (including inverters), and (g) carbon fiber products. Cost reduction and reliability are fundamental requirements for our products to be successful in all markets. To meet customer requirements and deliver shareholder value, we have implemented an improved technology management and approval process that is based on technology industry best practices, increasing the focus and speed of our research and product development efforts. To achieve our cost reduction goals, we have concentrated on reducing material and component costs (including membrane, catalyst, gas diffusion layers and flow-field plates), developing low cost volume-manufacturing processes and designing PEM fuel cell components, subsystems and systems that utilize low cost materials and high-yielding, high volume manufacturing processes while continuing to meet the performance and reliability requirements of the targeted application. We have also formed relationships with external development partners to develop specific components and technologies for integration into fuel cells, fuel cell engines, fuel cell systems, electric drives and power conversion systems. In conjunction with our technology management process, we are continually evaluating these relationships and where necessary, will amend and evolve our existing external relationships to reflect our increased focus on our core, near term technology.

         PEM FUEL CELLS

         MEMBRANES. The Ballard(R) fuel cell uses commercially available proton exchange membranes that presently represent a substantial cost component. We actively benchmark commercially available membrane and focus on the development of novel polymers and the fabrication of a series of improved membranes for PEM fuel cell applications to achieve performance that is equivalent to, or better than, commercially available membranes, but at lower cost. We have developed a series of membranes that have demonstrated longevity appropriate for use in commercial applications. In testing these membranes we have demonstrated over 14,000 hours of continuous operation. In addition, we are working with other suppliers of ionomers, polymers, and membranes to further reduce cost and improve performance. In 1994, we demonstrated a proprietary membrane with performance which was then superior to commercially available membranes while achieving projected cost savings of over 90%. In 1995, we further improved this membrane and developed manufacturing processes for it. We have had patents issued to us covering key chemical compositions and applications of the membrane. In 1996, we achieved pilot scale manufacturing capacity for the polymer used in the membrane and we began the qualification process required before the membrane can be used in our commercial PEM fuel cells. Testing of our membrane began in our commercial prototype PEM fuel cell hardware in 1997. In 1998-99, we developed a modified membrane using our proprietary BAM(R) Ionomer with superior performance and with further reduced cost, increased power density and more efficient utilization of materials. By 2000, we had developed a pilot process to manufacture the membrane and expanded its evaluation across our line of product applications. Development and evaluation of the membrane continues with the goal of introducing a Ballard membrane into our PEM fuel cell products at the earliest practical opportunity. Further to our development agreement with Victrex PLC (see "Joint Development Agreements and Related Investments"), the manufacturing process and related costs associated with BAM(R) Ionomer is still under evaluation. We are also evaluating certain Nafion(R) membrane products produced by DuPont, and other commercially available membrane products.

         GAS DIFFUSION LAYERS. Through our Material Products Division, we have significantly enhanced our internal capability to develop, design and manufacture low-cost, continuous gas diffusion layers. This capability, in combination with our competence in membrane materials, further establishes our ability to provide solutions to increase power density, enhance reliability and reduce the cost of our fuel cell products. Our Material Products Division is developing and manufacturing gas diffusion layers for use in fuel cell products.

         MEMBRANE ELECTRODE ASSEMBLY (MEA). We are focused on the (i) evaluation of new processing methods, materials and technologies in an endeavour to reduce the cost, improve the performance and increase the reliability of our MEAs, and
(ii) benchmarking of commercially available MEAs. One of the key reliability indicators is cell-to-cell-variability and we have made a significant effort to reduce this variability across the different product platforms in collaboration with our manufacturing efforts. This has resulted in a net gain in performance and a simplification of the MEA technology. We continue to develop our MEAs, by focusing on simplification in design and improving the manufacturing by reducing processing steps.

         CATALYSTS. We have a long-term supply agreement with Johnson Matthey PLC for catalysts used in PEM fuel cells. In addition, there is an active collaboration between the two parties for the joint development of improved catalysts for enhanced activity and durability. This collaboration has led to the submission and issue of several key patents. In addition, we continue to benchmark other catalyst materials to ensure that we have access to the best, most cost-effective components for our PEM fuel cell products.

         FUEL CELL PLATES. We have developed proprietary fuel cell plate and flow field technology for improved performance and cost reduction. In June 2001, we entered into a joint development and supply agreement with Graftech Inc., a wholly owned subsidiary of UCAR, for the development of graphitic materials and components for use in fuel cells, including flow field plates. See "Joint Development Agreements and Related Investments".

         FUEL CELL SYSTEMS

         FUEL CELL SYSTEM DESIGN. One of our core competencies involves the designing of PEM fuel cell engines and systems. We utilize modular designs for our fuel cell engines in order to maximize the use of common components and subsystems, to simplify manufacturing and to maximize cost reduction across our products. Certain components such as air supply subsystems and cooling subsystems are developed in close collaboration with our qualified suppliers.

         MONITORING AND CONTROL SYSTEMS. We have designed and manufactured monitoring and control systems for PEM fuel cell systems that provide users with push button automatic operation and incorporate appropriate safety features. These systems allow the fuel cell to meet the desired functions of our customer. These systems also automatically record performance data and flow monitoring information, which we then use for PEM fuel cell testing and system design. To test PEM fuel cells, we have designed and fabricated specialized instrumentation and test equipment that is not commercially available.

         FUEL PROCESSORS

         We have developed proprietary fuel processor technology to process natural gas, methanol and petroleum to produce hydrogen specifically for use in PEM fuel cells. Continuing development work includes the integration of these fuel processors with our PEM fuel cells and other system components to improve system efficiency in natural gas and methanol PEM fuel cell systems.

         If a liquid fuel is used in our PEM fuel cell powered vehicles, it is likely that it will be either methanol or a gasoline-like petroleum fuel. Methanol is a liquid that is easy to transport and dispense, and offers a relatively high energy density that can provide vehicles with the operating range which the market requires. Methanol is a globally available industrial commodity and can also be produced from renewable resources such as bio-mass. We have developed a methanol fuel processor and related PEM fuel cell systems for automotive applications which have demonstrated the power density and dynamic behaviour as required for that application. While the first fuel for fuel cell vehicles is expected to be hydrogen, methanol may still play a role in certain geographic regions. As a result, we will continue to develop our proprietary methanol fuel processing technology, but will not develop a product until we receive further indication from our customers that it is a fuel they will be using.

         Our proprietary natural gas reforming technology is key to the commercialization of stationary power products. In stationary power applications, BGS is currently focused on developing fuel processors that are suitable for natural gas, due to the extensive natural gas supply infrastructure. In January 2002, we expanded and strengthened our collaboration with EBARA and Tokyo Gas regarding the development of a residential 1 kW PEM fuel cell cogeneration unit for the Japanese market, using Tokyo Gas's proprietary fuel processing technology. We are also working with Osaka Gas on the development of a similar natural gas-fueled PEM fuel cell stationary power generator using Osaka Gas's fuel processing technology. See "Joint Development Agreements and Related Investments".

         We have also developed multi-fuel processing technology, through which we are able to convert hydrocarbons such as natural gas, LPG, gasoline and ethanol into hydrogen-rich gas streams. Our multi-fuel processing technology enables us to develop products that use a wide variety of fuels to meet customer requirements.

         Gasoline is widely available in the current fuel infrastructure and offers a high energy density, but it is more challenging technically to develop fuel processors that would enable gasoline to be used in PEM fuel cell powered vehicles. Several oil and auto companies are actively developing fuel processors for PEM fuel cell vehicles that would use gasoline. However, the technology is still too large for on-board vehicle reforming, cannot start up quickly and is too costly to integrate into a commercial vehicle. In addition, producing a refined petroleum fuel appropriate for use in PEM fuel cell powered vehicles would require significant and expensive changes in the existing refinery infrastructure. However, such changes may be required in any case for advanced internal combustion engines.

         Research into fuel reforming will be expanded to include other fuels when it becomes likely that customers will request this fuel flexibility. Our acquisition of Ballard Power Systems AG has allowed us to better integrate its fuel processing technology and expertise into our product development efforts. We will also continue to evaluate fuel processors from other suppliers for their potential use in our fuel cell power generators.

         DIRECT METHANOL FUEL CELLS

         For the past several years, we have been developing and testing a type of PEM fuel cell, called a direct methanol fuel cell (a "DMFC"), in which methanol fuel is fed directly into the PEM fuel cell as the fuel, without the use of a fuel processor. In a DMFC, the methanol reformation and the electrochemical reactions of the PEM fuel cell occur simultaneously. Because of the elimination of the fuel processor, a DMFC system results in potentially lower weight, volume and cost, and a simpler system. Our initial research and development in this area started in 1994 and since then has grown into a more structured research program, with significant resulting proprietary technology. In November 2000, DaimlerChrysler drew attention to our advanced technology with the unveiling of a go-kart powered by a three-kilowatt Ballard(R) Direct Methanol Fuel Cell. In December 2001, we successfully demonstrated a portable fuel cell engineering prototype using direct methanol fuel cell technology. The system demonstrates a stack power density of over 500 watts per liter and includes components to enable fuel mixing and re-circulation. At this stage, DMFCs require additional product and market research before we will initiate a specific product development program.

         ELECTRIC DRIVES AND POWER CONVERSION

         In our Electric Drives and Power Conversion Division, we are focused on advanced system design, electric motor technology and power semiconductor packaging technology. Our goal is to achieve the most efficient transfer of energy from a range of power sources for both vehicle propulsion and distributed power generation, and to do so at reduced cost. Advanced system design involves an understanding of the variables and constraints that determine optimal performance of electric drive systems. These include (i) dependent variables, such as the peak current required for torque and speed performance, system weight, and software control, (ii) independent variables, such as voltage variation from the power source and coolant temperature fluctuations, and (iii) constraints, such as vehicle packaging and environmental conditions. We have achieved significant system design developments in advanced power trains for both Ford and DaimlerChrysler.

         We are making significant design advances, including using computational fluid dynamics for new cooling jacket designs, developing improved motor control systems, and using finite element analysis for improved motor designs. These efforts are resulting in new drive systems with reduced system power requirements and lower system losses, resulting in higher efficiency energy transfer.

         In March 2002, a Class 10,000-cleanroom facility opened in our Dearborn facility to produce customized integrated power semiconductors for power conversion. Research goals focus on achieving cost reduction, increasing power density, increasing energy efficiency, and reducing electrical noise production from improvements in the architecture of power semiconductor layout.

         CARBON PRODUCTS

         We are actively developing woven and non-woven carbon-based substrate materials for fuel cells and other commercial applications. The design of these new materials allows higher performance in systems and lower cost. For example, continuous rolls of gas diffusion layer material enable MEAs to be manufactured using high speed automated assembly techniques. We are also developing highly engineered friction materials (i) for use in automotive drive trains which allow the automatic transmission to operate more smoothly and the vehicle to achieve better fuel economy and (ii) as components in launch systems for commercial satellites.

         TECHNOLOGY PARTNERSHIPS CANADA ("TPC")

         Under an agreement entered into in October 1997, the Government of Canada, through TPC, has contributed $29.4 million (the "Contribution") to us for the development of Ballard(R) fuel cells and PEM fuel cell stationary power generators. The Contribution represents approximately 32% of the cost of a three-year program conducted by us to develop PEM fuel cell stationary generators. In consideration for the Contribution, the Government of Canada has received certain of our Common share purchase warrants (see "Share Capital and Market for our Securities") and an entitlement to a royalty of 4% of BGS's gross world-wide sales of stationary fuel cell power generators utilizing technologies developed under the agreement, to a maximum of $38.3 million. The royalty obligation is shared between the Corporation and BGS in proportion to the total funds received by each.

INTELLECTUAL PROPERTY

         Our intellectual property strategy is to identify and protect key intellectual property developed by us, and to use and assert such intellectual property to our competitive advantage. We believe such a strategy will assist us to be first to market with superior technology and to sustain a long-term competitive advantage in our target markets. We rely on a combination of patents, trade secrets, trademarks, copyrights and contracts to protect our proprietary technology.

         We use patents as the primary means of protecting our technological advances and innovations. Our patent portfolio expanded significantly in 2001 with the addition of patents and patent applications covering inventions developed by our newly acquired divisions. We have patented intensively on all aspects of the technology we are developing, and we believe that the depth and breadth of Ballard's expanded patent portfolio is unrivalled in the PEM fuel cell industry. The portfolio now includes patents related to our PEM fuel cell designs, fuel processing, electric drives, power electronics, inverters, components, materials, manufacturing processes, operating techniques and systems.

         As of April 30, 2002, we had obtained approximately 175 U.S. and approximately 275 non-U.S. patents. The non-U.S. patents include European patents registered in various individual countries in Europe. In addition, as of April 30, 2002, we had filed approximately 325 U.S. and approximately 625 non-U.S. patent applications, and held exclusive and non-exclusive licence rights to additional intellectual property from a number of third parties.

         We will continue to take a strategic approach to the development and maintenance of the patent portfolio, ensuring that our patent portfolio is carefully aligned with our business strategy. Patent applications are filed in various jurisdictions internationally, which are carefully chosen based on the likely value and enforceability of intellectual property rights in those jurisdictions, and to strategically reflect our anticipated major geographic markets. We also use patents, along with publications and, where appropriate, licensing-in of third party technology, to provide us with the flexibility to adopt preferred technologies. Our intellectual property program also includes a strong competitor monitoring element. We actively monitor the patent position, technical developments and market activities of our competitors. Our patent estate continues to be one of our most important assets, which we intend to use to protect our lead in the market and to support our business objectives

MANUFACTURING

         We must develop high-volume manufacturing capabilities in order to achieve commercialization of our PEM fuel cell products. Construction of Plant 1, our initial commercial manufacturing facility, was completed in October 1999 and equipment was installed throughout 2000. Plant 1 is located adjacent to our corporate headquarters in Burnaby, British Columbia, and is designed to provide the manufacturing capacity necessary to meet expected customer demand through our initial market introduction phase for our transportation, stationary and portable products. We expect demand for our PEM fuel cells to increase following the commercial introduction of fuel cell products, and as a result will require increased manufacturing capacity. We will build that capacity as required to meet the increased demand.

         In 2001, we strengthened our manufacturing capability through the addition of our newly acquired businesses. Each of the acquired businesses uses a combination of in-house manufacturing expertise and third party suppliers, allowing us the flexibility we require to meet our manufacturing needs. In limited circumstances, we may choose to license some or all of the manufacturing for a particular PEM fuel cell application or customer on a royalty-bearing basis.

         We currently operate an ISO 9001 certified facility to manufacture our PEM fuel cells that incorporates the quality control procedures required to meet stringent product specifications. We have also developed expertise in the testing of all aspects of PEM fuel cells and their components. For ease of manufacture, product development and design take place concurrently to ensure that new designs can be more rapidly introduced in prototype form. We subcontract some process steps or assemblies to minimize investment in equipment, particularly in the case of processes that will eventually be replaced by new manufacturing methods or materials, and non-core technology processes. We are developing relationships with key suppliers to ensure that, as we move from laboratory-scale manufacturing to full-scale high-volume manufacturing, we will have a timely supply of key materials. Additionally, we have established relationships with key material suppliers to enhance the quality and suitability of materials supplied and to assist in the development of our PEM fuel cell products. An important aspect of our Vehicular Alliance is, and will continue to be, our partners' contribution of advanced, low cost and high-volume manufacturing expertise. We have developed, and will continue to develop with DaimlerChrysler and Ford, appropriate manufacturing processes for PEM fuel cells.

         Many of the components we use to manufacture our PEM fuel cell systems are unique to these products and may require long lead times to order. Certain of the components used in our PEM fuel cell systems have been developed to our specifications under development and supply contracts entered into with BASF AG and Johnson Matthey PLC for catalyst materials, Robert Bosch GmbH for electrical controls, Opcon Autorotor AB and Modine Manufacturing Company for air compressors and heat exchangers, Tyco Electronics for electrical components (such as high voltage connectors and power diffusion units) and DaimlerChrysler for transmissions. These development and supply agreements provide that the intellectual property created by the design of these components is owned exclusively by us, jointly by us and the supplier, or solely by the supplier, depending upon whether we have any of the development costs.

         We have in-house capability to do low-volume final assembly and testing of our electric drives and power electronics products. Our electric drives are produced using materials and components that are available from a variety of international sources. However, power silicon is a primary material used in the manufacture of our electric drives and power electronics products and its price, availability and functional suitability fluctuate with market conditions. We have component supply contracts with Enova Systems for specific power electronics components, Solectria Corporation for motors and gearboxes, Agile Systems for custom inverters, eupec Inc. for power modules, Reuland Electric for electric motors and Unique Mobility for auxiliary motors for air compressors. Ballard Power Systems Corporation also maintains development and supply agreements with Dynex Power for power modules and Carraro SpA for axles. Our electric drive and power electronics assembly facility is QS 9000, ISO 9001 and ISO 14000 certified.

         As part of the integration of Ballard Power Systems AG and Ballard Power Systems Corporation into Ballard, we intend to review our manufacturing strategies to determine the appropriate balance between the use of in-house and third-party manufacturing capabilities and the most appropriate facilities to undertake final assembly and testing of our PEM fuel cell engines and electric drives. To date, we have added prototype manufacturing for PEM fuel cell engines in Nabern, Germany and prototype manufacturing of electric drives and power electronics devices in Dearborn, Michigan. With respect to our current level of manufacturing, we have not faced any material problems with our sources of supply.

         Our facility in Lowell, Massachussetts, where we produce our carbon fiber products, is also ISO 9001 and QS 9000 certified. The experience of our operations in Lowell as a Tier 1 automotive supplier will be invaluable to us as we move into commercial production in our other manufacturing centers and as we leverage off the established quality and manufacturing practices.

FACILITIES

         We have the following principal facilities:

         o a 117,000 square foot (10,870 square meter) facility in Burnaby, British Columbia, owned by us, that houses our corporate headquarters, our PEM fuel cell development and our laboratory-scale manufacturing facilities;

         o a leased 110,000 square foot (10,219 square meter) facility in Burnaby, British Columbia that houses Plant 1 and certain of our executive and administrative offices;

         o a leased 177,000 square foot (16,500 square meter) facility in Kirchheim/Nabern, Germany that is used for PEM fuel cell engine and fuel processing development, assembly and testing and for PEM fuel cell stack development;

         o a 137,000 square foot (12,728 square meter) facility in Lowell, Massachusetts, owned by us, that is used for the development and manufacture of carbon materials;

         o a leased 23,900 square foot (2,200 square meter) facility in Burnaby, British Columbia that is used for the development of heavy-duty, PEM fuel cell engines; and

         o two leased facilities totaling 60,000 square feet (5,574 square meters) in Dearborn, Michigan that are used for the development, assembly and testing of electric drives and power electronics.

         We believe that these facilities are sufficient to meet our current manufacturing and product development needs. As our business expands beyond the initial introduction of our products into full commercial production, we will require the construction of additional, larger scale, higher volume manufacturing facilities.

         We are committed to developing and manufacturing products and operating all of our facilities in full compliance with all applicable local, regional, national and international environment, health and safety regulatory standards. Our commitment is reflected in our corporate Quality, Safety and Environmental Policy and Guiding Principles and our underlying programs and initiatives.

COMPETITION

         OVERVIEW

         As the PEM fuel cell has the potential to replace existing power sources, competition for our products will come from current power technologies, improvements to current power technologies and new alternative power technologies, including other types of fuel cells. Each of our target markets is currently served by existing manufacturers that use proven and widely accepted technologies and have established customers and suppliers. Additionally, in each of our target markets there are other competitors working on developing power technologies other than PEM fuel cells.

         A number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan possess PEM fuel cell technology. Some have financial, technological and personnel resources greater than ours and could be significant competitors. We believe that our technology is more advanced than the demonstrated technology of our potential PEM fuel cell competitors, and we plan to maintain our lead by diligently prosecuting patents, improving PEM fuel cell designs, using less and lower cost materials, developing volume manufacturing processes and forming strategic relationships with suppliers and leading companies within our target markets.

         We are aware of over 50 other companies in North America, Europe and Japan developing PEM fuel cells and PEM fuel cell systems. Some of the companies involved in PEM fuel cell development include Aisin Seiki Co. Ltd., Dais Analytic, DCH Technology, GM, Honda, H Power Corp., Honeywell International Inc., Hydrogenics Corporation, Matsushita Electric Industrial Co. Ltd., Mitsubishi Electric Company, Mitsubishi Heavy Industries, Ltd., Motorola, Inc., Nissan, NoVArs, Nuvera Fuel Cells, Plug Power Inc., Sanyo Electric Company Ltd., Siemens AG, Toshiba Corporation, Toyota and UTC Fuel Cells. Companies with programs for fuel cells other than PEM fuel cells include FuelCell Energy, Inc., Fuji Electric Co., Ltd., Global Thermoelectric Inc., Hitachi Corporation, Mitsubishi Electric Company, SiemensWestinghouse Electric Company, Toshiba and UTC Fuel Cells. Companies that have indicated a plan to develop membrane electrode assemblies or components thereof include BASF, Dow, DuPont, W.L. Gore & Associates, Inc., 3M, OMG Corporation and Johnson Matthey.

         PORTABLE POWER GENERATION

         EXISTING TECHNOLOGY. The portable power generation market is currently dominated by small internal combustion engines and batteries. We believe PEM fuel cell systems are superior to internal combustion engines because of their ability to operate quietly and without pollution, and to batteries because of their ability to provide extended run time without frequent or lengthy recharging.

         EMERGING TECHNOLOGY. Advanced battery technology continues to make modest progress in the portable power generation market, where internal combustion engines cannot be used due to their emissions, vibrations and noise profiles. Batteries still require frequent or lengthy recharging and in many cases cannot meet the desired runtimes.

         PEM FUEL CELLS. Other companies developing PEM fuel cell systems for portable generation applications include H Power, Hydrogenics, Motorola, Manhattan Scientific, Sanyo and Energy Related Devices. Many of the applications for portable power generation are consumer products and as such, are highly price sensitive. We will seek to gain a pricing advantage over our competitors by leveraging the higher production volumes we expect to achieve as we manufacture products for all of our target markets.

         STATIONARY POWER GENERATION

         For the stationary power generation market, we are focusing on systems of less than 250 kW. We believe this represents a market segment in which our PEM fuel cell technology will be superior to alternative fuel cell technologies in terms of power density, simplicity of system design and construction, lifetime, ease of maintenance and cost. We believe that PEM fuel cells have a competitive advantage over other technologies in the small and mid-sized stationary power generation market where noise, vibration, emission standards, permit and variable operation requirements have to be met. For applications that require more baseload operation and are greater than 1MW, combined cycle gas turbines and higher temperature fuel cells, such as molten carbonate and solid oxide fuel cells, are more appropriate to address these markets. Our initial products are targeted at emergency or back-up power applications and a continuous power 1 kW cogeneration stationary fuel cell power generator for the Japanese residential market.

         EXISTING TECHNOLOGY. In our targeted stationary power generation market, we compete with established technologies such as diesel and natural-gas-fueled internal combustion engines and phosphoric acid fuel cell systems. Major competitors using these technologies include Caterpillar Inc. and Onan Corporation in the case of internal combustion engines and UTC Fuel Cells in the case of phosphoric acid fuel cells.

         EMERGING TECHNOLOGY. Emerging technologies in our target stationary power generation market include smaller gas turbines, molten carbonate fuel cells and, potentially, solid oxide fuel cells. Major competitors using or developing these technologies include Capstone Turbine Corporation, Turbo Genset, Ingersol Rand and Pratt Whitney in the case of gas turbines, FuelCell Energy, Hitachi and Mitsubishi Electric in the case of molten carbonate fuel cells, and Mitsubishi Heavy Industries and SiemensWestinghouse in the case of solid oxide fuel cells.

         PEM FUEL CELLS. There are a number of other companies actively involved in the manufacture of PEM fuel cells and PEM fuel cell systems for the stationary power generation market. These companies include GM, H Power, Hydrogenics, Matsushita Electric, Mitsubishi Heavy, Plug Power, Sanyo, Toshiba, Toyota and UTC Fuel Cells, which are primarily focused on stationary power generation systems under 35kW. We may also face competition from companies developing fuel processors for the stationary power generation market, including Exxon Mobil, ChevronTexaco, GM, Hydrogen Source LLC and Nuvera.

         POWER ELECTRONICS. Our competitors in the power electronics market include the ABB Group, American Superconductor Corporation, Capstone Turbine Corporation, General Electric Company, Xantrex Technology Inc. and Satcon Technology Corporation.

         TRANSPORTATION

         In transportation applications, we expect advanced internal combustion engines, battery/internal combustion engine hybrids and advanced batteries to be the principal competitors of PEM fuel cell engines.

         EXISTING TECHNOLOGY. Almost all motorized vehicles sold today are powered by internal combustion engines. PEM fuel cell engines have a number of advantages over internal combustion engines, including the ability to operate without harmful emissions and with higher efficiency. In addition, PEM fuel cell engines operate with very little noise and vibration, have fewer moving parts and provide equivalent or better performance. However, unlike PEM fuel cell engines, internal combustion engines currently enjoy widespread consumer acceptance and are produced at commercially viable prices. Automobile manufacturers and fuel companies have heavily invested in the use of the internal combustion engine and the accompanying infrastructure.

         Significant advances are being made in internal combustion engine technology. Current internal combustion engines pollute far less than past internal combustion engines. Vehicles made with certain low polluting internal combustion engines may receive partial ZEV credit under California regulations. Automobile manufacturers and others are devoting significant resources to the continued development of efficient, low polluting internal combustion engines.

         EMERGING TECHNOLOGY. Among emerging technologies in the transportation market, PEM fuel cell engines face competition primarily from batteries and battery/internal combustion engine hybrids. Vehicles using these technologies have been produced and sold by major automobile manufacturers.

         Research and development in battery technology is being conducted to improve performance, reduce weight, lower cost and decrease recharging time. Although battery-powered vehicles will meet the strict requirements for ZEV's, battery/internal combustion engine hybrids will not meet these requirements due to their emissions, though they may receive partial credit. Advanced batteries developed to date cannot provide an electric vehicle with the performance and consumer convenience of an internal combustion engine powered vehicle. Ballard(R) fuel cells can complement the use of batteries in combined battery and PEM fuel cell-powered systems for ZEVs.

         PEM FUEL CELLS. Our primary competition for PEM fuel cell engines comes from automotive manufacturing companies, such as Toyota, GM and Honda, and UTC Fuel Cells, which has supplied fuel cells to Hyundai. These companies have devoted significant development efforts on their PEM fuel cell technology and have produced and demonstrated PEM fuel cell prototype vehicles. We may also face competition from companies selling components for fuel cell engines. These competitors may include other established automotive suppliers and companies that are developing fuel processors for the stationary power generation market such as Exxon Mobil, ChevronTexaco, GM, Hydrogen Source LLC and Nuvera Fuel Cells.

         ELECTRIC DRIVES. The principal application for electric drive technology is to provide traction power for vehicles. Given the nature of this technology, and its need to be incorporated into the overall vehicle design, it is unlikely that electric drive train technology will be developed and produced on a large scale without the co-operation and backing of an OEM. Our competitors in the electric drive market include automobile manufacturers (in particular Honda and Toyota), Mannesmann Sachs AG, Solectria Corporation and Aisin Seiki Co. Ltd. in the automobile market, and Curtis Instruments Inc., General Electric Company and ZAPI Inc. in the airport ground support equipment market.


FUEL CELLS

         FUEL CELL ORIGIN AND TYPES

         Fuel cells were invented in 1839, and were first used in practical applications in the 1960s in the Gemini and Apollo space programs to provide electricity on spacecraft. During the 1970s, fuel cell technology was developed for terrestrial systems and, during the 1980s, it began to be tested by utilities and automobile manufacturers.

         There are several types of fuel cells, distinguished by the type of electrolyte material used. Certain types of fuel cells are better suited for use in particular applications based on their performance characteristics. The following is a description of the most common types of fuel cells.

         ALKALINE FUEL CELLS have been used since the mid-1960s by NASA in the Apollo and space shuttle programs to power electrical systems on spacecraft. They are considered appropriate for small-scale aerospace and defence applications, but their use in commercial applications is limited because they must operate with pure hydrogen and with pure oxygen, or air from which the carbon dioxide has been removed.

         PHOSPHORIC ACID FUEL CELLS have been field tested since the 1970s and are the most mature fuel cell technology for stationary applications, with existing installations in buildings, hotels, hospitals and electric utilities in Japan, Europe and the United States. The world's largest fuel cell system is an 11 MW phosphoric acid fuel cell system operated by an electric utility in Japan. Many of these systems are currently on order for delivery throughout the world. The principal use of these systems is expected to be mid-to-large stationary power generation applications. However, the corrosive liquid electrolyte and high operating temperature (200(Degree)C) require complex system designs and negatively impact operating life and cost.

         MOLTEN CARBONATE FUEL CELLS operate at very high temperatures (650(Degree)C) which allows them to operate without a fuel processor. Their system design is more complex than phosphoric acid fuel cells due to their higher operating temperature and utilization of a molten electrolyte. They require significant time to reach operating temperature and to respond to changes in electricity demand, and therefore are best suited for the provision of constant power in large utility applications. They have been built in small numbers in the United States and Japan, and a prototype 1.8 MW power plant has been demonstrated in the U.S.

         SOLID OXIDE FUEL CELLS operate at extremely high temperatures (600(Degree)C to 1,000(Degree)C) and as a result can tolerate relatively impure fuels, such as that obtained from the gasification of coal. Their relatively simple design (because of the solid electrolyte and fuel versatility), combined with the significant time required to reach operating temperature and respond to changes in electricity demand, make them suitable for large to very large stationary applications.

         PEM FUEL CELLS use a solid polymer membrane (a thin plastic film) as an electrolyte. They are compact and produce a powerful electric current relative to their size. An immobilized electrolyte simplifies the production process, reduces corrosion and provides for longer cell and stack life. PEM fuel cells operate at low temperatures (less than 100(Degree)C) which allows faster start-ups and immediate response to changes in the demand for power. They are ideally suited to transportation and smaller stationary applications.

         HOW FUEL CELLS WORK

         A fuel cell is an electrochemical device that produces electricity from hydrogen and without combustion. Hydrogen fuel, which can be obtained from methanol, natural gas or petroleum, and oxygen from the air, are combined in a fuel cell to produce electricity, with usable heat and water vapour as the by-products. This is the reverse of the process of electrolysis by which water can be split into hydrogen and oxygen by passing an electric current through the water. A fuel cell, by nature of its operating principles, is efficient, extracting more electricity from a fuel than combustion based technologies. Internal combustion engines operate by converting fuel into heat, heat into mechanical energy and mechanical energy into electric power. The efficiency of this multi-step conversion process is affected by heat and friction losses. By contrast, fuel cells convert fuel directly into electricity, thus minimising energy losses and reductions in operating efficiency. In addition, because fuel cells do not use combustion, they do not produce the air pollutants which are by-products of combustion. Unlike a battery, a fuel cell does not require recharging. It will provide power as long as fuel is supplied.

         The following diagram illustrates how a Ballard(R) fuel cell produces electricity. The core of the Ballard(R) fuel cell consists of two electrodes, the anode and the cathode, separated by a polymer membrane electrolyte. Between the polymer and each electrode is a thin layer of platinum catalyst. Hydrogen fuel dissociates into free electrons and protons (positive hydrogen ions) in the presence of the platinum catalyst at the anode. The free electrons are conducted in the form of usable electric current through an external circuit. The protons migrate through the membrane electrolyte to the cathode. At the cathode, oxygen from air, electrons from the external circuit and the protons combine to form water and heat. The membrane and two electrodes are sandwiched between two flowfield plates that funnel the hydrogen and air to the electrodes and form a single PEM fuel cell. Single fuel cells can be combined into a fuel cell stack, with the number of fuel cells in the stack determining the amount of voltage and the surface area of the cells determining the current. Fuel cells are modular and can be designed to provide the required voltage and power the customer requires.

                             [GRAPHIC OF FUEL CELL]

         FUEL CELL SYSTEMS

         To generate usable electrical power, a complete fuel cell system, like a complete automobile engine or power generator, includes subsystems for the fuel supply, air supply, cooling and control. In addition, for certain applications, a fuel cell system may require an inverter and/or power conditioner to convert the direct current produced by the fuel cell into the alternating current required by some electrical equipment and transmission systems.

         If hydrogen is not the raw fuel, it can be obtained by reforming, in a device called a fuel processor, where hydrocarbon fuels such as methanol, natural gas or petroleum are converted into a gas mixture principally containing hydrogen and carbon dioxide. While methanol is the easiest fuel to reform and requires less complex systems, it is not widely available in the current fuel distribution infrastructure other than as an industrial commodity. Natural gas can also be easily reformed, yet it is not easily stored in vehicles or widely available in the current fuel distribution infrastructure for automobiles, but can be used in stationary applications. Gasoline is widely available, and easy to store, but it is difficult to reform and requires very complex systems that reduce efficiencies and increase the pollutants produced by the fuel processor. Additionally, the gasoline used in a PEM fuel cell powered vehicle will have to be cleaner than the gasoline used in today's vehicles and may require significant changes in the refining process.

         The following diagram illustrates the main subsystems which may be present in a fuel cell system.

                         [GRAPHIC OF FUEL CELL PROCESS]



         PEM FUEL CELL POWER TRAINS

         A PEM fuel cell power train combines a PEM fuel cell engine and an electric drive that converts electrical power into mechanical energy that is transmitted to the axle that drives the wheels. The PEM fuel cell power train provides the same functions in a PEM fuel cell vehicle as those provided by an engine and transmission in an internal combustion engine powered vehicle.

         COMPARISON TO BATTERIES AND INTERNAL COMBUSTION ENGINES

         PEM fuel cells and PEM fuel cell systems combine certain of the benefits of batteries and internal combustion engines without many of their negative attributes. While PEM fuel cells and batteries share similar operating characteristics, a key distinguishing feature is that a PEM fuel cell relies on an external fuel supply while batteries are energy storage devices. As a result, PEM fuel cells are more convenient to operate because they produce power as long as fuel is supplied (unlike a battery which only operates as a power storage device) and the external fuel tank can be refilled relatively quickly (unlike a battery which has a long recharging process).

         PEM fuel cell systems are similar to internal combustion engines in that both use fuel from an external source to produce energy. However, when pure hydrogen is used as a fuel, PEM fuel cell systems do not produce air pollutants, and, irrespective of the type of fuel used, power is produced quietly, more efficiently and with less vibration than an internal combustion engine.


                                 HUMAN RESOURCES

         As at December 31, 2001, we had a total of approximately 1670 employees (and as at April 30, 2002, approximately 1500 employees) in Canada, U.S. and Germany, representing such diverse disciplines as electrochemistry, polymer chemistry, chemical, mechanical, electronic and electrical engineering, manufacturing, marketing, finance and business management. As part of our integration activities, we have reduced the size of our labour force in Canada and plan on making reductions in the size of our labour force in certain of our other locations during 2002 to eliminate redundancies. Our employees are not represented by any labour union (although non-management employees of Ballard Power Systems AG are represented by a workers' council) and we believe our relationships with our employees are excellent. Each employee must agree to confidentiality provisions as part of the terms of his or her employment. A majority of our employees own our Common shares or options to purchase our Common shares. To continue to foster an entrepreneurial spirit amongst our employee and to encourage them to achieve our medium- and long-term goals, we will continue to grant them opportunities to increase their ownership in us through our share incentive plans.


                         SELECTED FINANCIAL INFORMATION

Selected consolidated financial information for each of the last five years is as follows:

                                                            SELECTED ANNUAL INFORMATION
                               -------------------------------------------------------------------------------------
                                                              YEARS ENDED DECEMBER 31

                                    2001            2000              1999              1998             1997
                                    ----            ----              ----              ----             ----
                                        (expressed in thousands of U.S. dollars, except per share amounts(2))
 REVENUES ..............        $  36,204         $  25,797         $  20,815         $  15,747        $  15,190


 NET EARNINGS (LOSS) ...        $ (96,161)        $ (53,832)        $ (46,584)        $     480        $   1,286

 NET EARNINGS (LOSS) PER
SHARE(1) ...............        $   (1.05)        $   (0.61)        $   (0.56)        $    0.01        $    0.03


 TOTAL ASSETS ..........        $ 959,319         $ 665,347         $ 388,126         $ 433,472        $ 213,943


 LONG-TERM DEBT ........        $   2,727         $     120         $     210         $     278        $     340


 SHAREHOLDERS' EQUITY ..        $ 837,206         $ 615,957         $ 351,184         $ 394,130        $ 193,866




Selected consolidated financial information for the last nine quarters is as follows:

                                                             SELECTED QUARTERLY INFORMATION
                           ---------------------------------------------------------------------------------------------------

                   2002                           2001                                              2000
                           ------------------------------------------------    -----------------------------------------------

               Mar. 31       Dec. 31     Sept. 30    June 30     Mar. 31        Dec. 31    Sept. 30     June 30     Mar. 31
               -------       -------     --------    -------     -------        -------    --------     -------     -------
                                           (expressed in thousands of U.S. dollars, except per share amounts(2))
REVENUES         $ 12,112  $  13,321   $   9,666   $   9,376   $  3,841       $  12,035   $  8,566    $   2,671   $  2,525

NET LOSS         $(50,717) $ (36,025)   $(20,352)  $ (25,721)  $(14,063)      $ (29,301)  $ (3,584)   $ (11,690)  $ (9,257)

NET LOSS PER
SHARE            $ (0.48)  $   (0.37)   $  (0.22)  $   (0.28)  $  (0.16)      $   (0.33)  $  (0.04)   $   (0.13)   $ (0.11)


Notes:

(1) Earnings per share have been adjusted for a three-for-one stock split in June 1998.

(2) As at December 31, 2001, the Company adopted the U.S. dollar as its primary currency of measurement and reporting. In accordance with Canadian generally accepted accounting principles, all financial statement amounts for 2001 and prior years have been translated into U.S. dollars using the exchange rate in effect on December 31, 2001 which was U.S. $1.00 equals Cdn. $1.5926.

         During 2001, we operated under three segments: Fuel cells, Fuel cell and other systems, and Carbon products. Revenues from our Fuel cells segment in 2001 represented 61.7% (2000 - 55.4%) of our total product and service revenues, comprising 49.8% (2000 - 44.5%) from sales to customers, other than investees, and 11.9% (2000 - 10.9%) from sales to investees. Revenues from our Fuel cell and other systems segment in 2001 represented 16.6% (2000 - 44.6%) of our total product and service revenues, comprising 12.1% (2000 - 4.4%) from sales to customers, other than investees, and 4.5% (2000 - 40.2%) from sales to investees. Revenues from our Carbon products segment represented 21.7% of our total product and service revenues in 2001, all of which were derived from sales to customers other than investees. As our Carbon products segment represents a business acquired during 2001, this segment did not produce revenues in 2000. As a result of the Transaction (see "Strategic Alliances - Acquisition of XCELLSIS and Ecostar"), for 2002 we have changed our segmented disclosure into five reportable segments: Technology and Corporate, Power Generation, Transportation, Electric Drives and Power Conversion, and Material Products.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         Reference is made to the section of our 2001 Annual Report entitled "Management's Discussion and Analysis" and our financial statements for the year ended December 31, 2001, both of which are incorporated herein by reference.


                     SHARE CAPITAL AND MARKET FOR SECURITIES

         Our authorized share capital consists of an unlimited number of Common shares, an unlimited number of Preferred shares, one Class A share and one Class B share. As at April 30, 2002, our issued share capital consisted of 105,251,000 Common shares, one Class A share, and one Class B share. In addition, we had employee share options to purchase a total of 6,791,976 of our Common shares. Our Common shares are listed and trade on the TSE under the symbol BLD and on the Nasdaq National Market under the symbol BLDP. In addition to our outstanding shares and our employee share options, we have issued and outstanding 450,000 warrants, issued to the Government of Canada (subsequently transferred to Merrill Lynch International on March 30, 1999), for the contribution by Technology Partnerships Canada to the Corporation. Each warrant entitles the holder to acquire one Common share at a price of Cdn. $26.03 until October 29, 2002.

         The holders of our Common shares are entitled to one vote for each share held on all matters to be voted on by such shareholders and, subject to the rights and priorities of the holders of Preferred shares, are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor and to receive our remaining property, after satisfaction of all outstanding liabilities, on liquidation, winding-up or dissolution.

         Our preferred shares are issuable in series and our board of directors are entitled to determine the designation, preferences, rights, conditions, restrictions, limitations and prohibitions to be attached to each series of such shares. Currently there are no preferred shares outstanding.

CLASS A SHARE AND CLASS B SHARE

         Our Class A share and our Class B share are held by DBF Pref Share Holdings Inc. ("DBF"), a corporation owned by Ballard (50%), DaimlerChrysler (25%) and Ford (25%). The rights attached to these shares permit DaimlerChrysler and Ford to exercise their rights to appoint directors to our board and permit DaimlerChrysler and Ford nominees to exercise rights pursuant to the Limited Voting Provisions.

         The Limited Voting Provisions provide that certain decisions of our board of directors may not be undertaken without approval by a number of directors equal to one director more than a majority of the directors who are entitled to vote and who do vote on such decision, including at least one of the directors appointed by DaimlerChrysler or Ford. As a result, the decisions of our board of directors which are subject to the Limited Voting Provisions cannot be undertaken if all DaimlerChrysler and Ford nominees to our board of directors attend the meeting and vote against the matter under consideration. If any director appointed by DaimlerChrysler or Ford is absent or abstains, a simple majority will suffice to effect a decision, which majority need not include any of the directors appointed by DaimlerChrysler or Ford.

         The decisions of the board that are subject to the Limited Voting Provisions are as follows:

(a)      the reduction in the size of our board of directors below 12 directors;

(b) the sale of substantially all of our business, or the assets, property or intellectual property owned by us or our subsidiaries;

(c) any mortgage, grant of security interest, pledge or encumbrance on all or substantially all of the assets, property or intellectual property of us and our subsidiaries;

(d) any amalgamation, arrangement or statutory reorganization of us with another entity other than a subsidiary of ours;

(e) any amendment or restatement of our articles or those amendments to our by-laws that are inconsistent with the terms of an agreement to which DaimlerChrysler, Ford, DBF Pref Share Holdings Inc. and Ballard are parties dated the date of the issuance of the Class A and Class B Shares;

(f) the voluntary commencement of bankruptcy or similar proceedings by us or any of our subsidiaries;

(g)      a reduction in our stated capital;

(h)      any change in our name;

(i)      a consolidation (reverse split) of our Common shares;

(j) the approval of our annual business plan or budget and any changes thereto, the approval of, or any material change to, our strategic plan;

(k) any capital investment (or sale) by us or a wholly-owned subsidiary of ours that are not included in an approved budget if the amount of such investment (or sale) together with all other such unbudgeted investments (or sales) made in the same calendar year would exceed the greater of (i) Cdn. $15 million before January 1, 2008, and Cdn. $30 million after December 31, 2007, and

         (ii) the lesser of 25% of our total capital budget (including those of our wholly-owned subsidiaries) for such calendar year and Cdn. $100 million;

(l) any investment by way of cash, property or securities (or sale of an investment) by us or any of our wholly-owned subsidiaries in another person (other than a wholly-owned subsidiary of ours) or a sale of a wholly-owned subsidiary, other than investments (or sales) provided for in an approved budget, that exceeds the greater of (i) Cdn. $25 million, and (ii) the lesser of 25% of our total budget for investments in persons (other than wholly-owned subsidiaries) for such calendar year and Cdn. $100 million; and

(m) other than as provided in an approved business plan or budget and subject to the requirements dealing with capital investment (or sale) or other investments (or sale) described above, (i) the borrowing of money, granting of security, guarantying of liabilities and obligations of another person (other than liabilities or obligations of wholly-owned subsidiaries) in excess of Cdn. $50 million in any calendar year, or (ii) the incurrence of liabilities and other obligations, other than in the ordinary course of business, in excess of Cdn. $25 million in any calendar year.

         The Limited Voting Provisions will cease to apply to DaimlerChrysler and Ford collectively if they do not own in the aggregate at least (a) one-third of our outstanding Common shares, not including shares we issue in connection with an acquisition or investment in a third party that is subject to the Limited Voting Provisions, and (b) 20% of all of our outstanding Common shares. In addition, the Limited Voting Provisions will cease to apply to DaimlerChrysler and Ford collectively if either of them (a) sells their Ballard Base Shares to a third party, (b) no longer owns a sufficient number of our Common shares to elect a director, or (c) fails to elect a director when entitled to do so.

         If the Limited Voting Provisions cease to apply to DaimlerChrysler and Ford collectively, it will be possible for the Limited Voting Provisions to apply to either of them individually if either DaimlerChrysler or Ford first owns at least 37.92% of our outstanding Common shares or all of the Ballard Base Shares of the other party, and then retains ownership of their Ballard Base Shares and at least (a) one-third of our outstanding Common shares, not including shares we issue in connection with an acquisition or investment in a third party that is subject to the Limited Voting Provisions, and (b) 20% of all of our outstanding Common shares.

SHARE INCENTIVE PLANS

      Our share incentive plans include share option plans and share distribution plans. As at April 30, 2002, a total of 14,328,933 options have been granted under our current and previous option plans (of which 6,527,046 have been exercised and 1,027,672 have been cancelled). Of the 6,791,976 options outstanding, 1,388,656 were in-the-money as at April 30, 2002. In addition, as at April 30, 2002, we have issued 231,262 Common shares under our current share distribution plan. Our proposed 2002 Share Option Plan is pending shareholder approval at our annual meeting of shareholders on May 16, 2002. The maximum number of Common shares which may be subject to option under the proposed 2002 Share Option Plan is 4,000,000.

         The key provisions of our current and proposed share incentive plans are as follows:

         o All grants of options under our option plans are made by our board of directors, on the recommendation of our Chief Executive Officer. All of the Corporation's directors, along with our officers, employees and consultants are eligible to participate in the 2000 Option Plan and all of the Corporation's directors, along with our officers and employees will continue to remain eligible to participate in the 2002 Option Plan.

         o The exercise price of an option is determined by our board and is to be the closing price per share of our Common shares on the TSE on the last trading day before the day the option is granted.

         o Options may have a term of up to 10 years from the date of grant, and unless otherwise determined by our board of directors, vest in equal amounts on the first, second and third anniversaries of the date of grant. Vesting of options may be accelerated in certain cases. The 2000 Option Plan provides that if an "accelerated vesting event" occurs, any outstanding option may be exercised at any time before its expiry. Under the 2002 Option Plan, if an "accelerated vesting event" occurs, any outstanding option may be exercised at any time before the 60th day after such event. Under both plans, an accelerated vesting event occurs when

                  (a) a person makes a take-over bid that could result in that person acquiring at least two-thirds of our voting shares,

                  (b) any person or persons acting in concert acquire at least two-thirds of our voting shares,

                  (c) a person purchases all or substantially all of our assets, or

                  (d) when we join in any business combination that results in our shareholders owning one-third or less of the voting shares of the combined entity.

         o Under the 2000 Option Plan, the maximum number of our Common shares which can ever be subject to options to the Corporation's outside directors, as a group, is 295,000. Under the 2002 Option Plan, the maximum number of our Common shares which can ever be subject to options to the Corporation's outside directors, as a group, is 150,000 and to each director individually on an annual basis, is 10,000.

         o The number of Common shares reserved for issue to any person under all of our stock option plans may not exceed 5% of the Outstanding Issue (as defined in the plans).

         o        No options may be repriced after they are granted.

         o Generally, with regards to the exercise of an option, no director, officer or employee can exercise any option more than 30 days after the last day on which the director ceased to be a director of the Corporation or the officer or employee ceased to work for us, except in the case of death, retirement or disability.

         o Our 2000 Share Distribution Plan permits our Common shares to be issued on a discretionary basis, without cash consideration, to our employees and directors. All issuances of shares under our Share Distribution Plan are made by our board of directors, on the recommendation of our Chief Executive Officer and our Chief Operating Officer. The purpose of grants under this plan is to recognize the past contributions of the recipients to us and to encourage their future contribution to us.

         o The number of our Common shares that may be issued under our share incentive plans

                  o to insiders of Ballard, may not exceed 10% of the Outstanding Issue (as defined in the plans) at that time, and

                  o to any one insider and his or her associates, within a one-year period, may not exceed 5% of the Outstanding Issue (as defined in the plans) at that time.

         o The number of our Common shares subject to an option, the exercise price per share and the total number of our Common shares that may be made subject to option or issued under the 2000 Option Plan and 2002 Option Plan will be adjusted in the event of any subdivision or consolidation of our Common shares or any dividend payable in our Common shares and in the event of certain other reorganizations or other events affecting the our Common shares, as determined by our board of directors.

         BPS/BGS SHARE EXCHANGE PLAN

         We have established the BPS/BGS Share Exchange Plan to provide officers and employees of BGS with a right to exchange the shares of BGS they may acquire on the exercise of BGS options for Common shares of the Corporation. The number of our Common shares they will receive is determined according to an exchange ratio under which they will receive Common shares as if they had received an option from the Corporation at the time of, and instead of, the option they received from BGS. The exchange ratio is based upon the ratio between the exercise price of the BGS share option that was granted and the closing price of our Common shares on the date the BGS share option was granted. BGS is no longer issuing options, and as a result, as long as BGS is a subsidiary of the Corporation, we intend to issue options to eligible directors, officers and employees of BGS under our share option plans in the same manner as would be the case for the Corporation's directors, officers and employees. The maximum number of Common shares which may be issued under the BPS/BGS Share Exchange Plan is 500,000 and as at April 30, 2002, we have issued 344,732 Common shares under this plan.


                           DIVIDEND RECORD AND POLICY

         To date, we have not paid any dividends on our shares and, since it is anticipated that all available cash will be needed to implement our commercialization plan, we have no plans to pay dividends in the immediate future.


                             DIRECTORS AND OFFICERS

DIRECTORS

         The following chart sets out the name and municipality of residence of each of our directors as at April 30, 2002, each such person's principal occupation during the past five years, the period of time each has served as a director or officer and shares beneficially owned or controlled by each of them. The term of office of each director expires at the conclusion of our next annual meeting of shareholders.


                                                                                                              SHARES
                                                                                                           BENEFICIALLY
NAME AND MUNICIPALITY OF                                                          PERIOD HAS SERVED          OWNED OR
RESIDENCE(1)                      PRINCIPAL OCCUPATION(1)                           AS A DIRECTOR         CONTROLLED(1)
-----------------------------     -----------------------------------------      --------------------    -----------------
Firoz Rasul                       Chairman of the Board & Chief Executive            Since 1989              306,800
Vancouver, British Columbia       Officer of the Corporation



                                                                                                              SHARES
                                                                                                           BENEFICIALLY
NAME AND MUNICIPALITY OF                                                          PERIOD HAS SERVED          OWNED OR
RESIDENCE(1)                      PRINCIPAL OCCUPATION(1)                           AS A DIRECTOR         CONTROLLED(1)
-----------------------------     -----------------------------------------      --------------------    -----------------
Stephen Bellringer                Chairman, Anthem Properties Corp. (real            Since 1998               2,000
Vancouver, British Columbia       estate investment and development).
                                  Formerly, President & Chief Executive Officer,
                                  Canadian Hotel Income Properties REIT (hotel
                                  ownership) (1999-2002); President and Chief
                                  Executive Officer, Orca Bay Sports &
                                  Entertainment Inc. (professional sports)
                                  (1997-1999); President & Chief Executive
                                  Officer of BC Gas Inc.
                                  (1996-1997)

James D. Donlon III(2)            Senior Vice-President, Controlling                 Since 2001               Nil
Auburn Hills,                     Chrysler, DaimlerChrysler
Michigan                          (automotive manufacturer).
                                  Formerly, Senior Vice-President
                                  and Corporate Controller,
                                  DaimlerChrysler (1998-2000);
                                  Vice-President and Controller,
                                  Chrysler Corporation (1984-1998)


Prof. Jurgen                      Member of the Board of                             Since 2001               Nil
Hubbert(2)                        Management, DaimlerChrysler
Sindelfingen (Baden-              (automotive manufacturer),
Wurttemberg),                     responsible for Mercedes-Benz and
Germany                           Smart (since 1983); Member of the
                                  Board of Management of Mercedes-
                                  Benz (1989-1998)


James Leva                        Retired in 1997.                                   Since 1997               10,139
Marco Island, Florida             Formerly, Chairman, President and
                                  Chief Executive Officer, General
                                  Public Utilities Corporation
                                 (utilities)(1991-1997)



                                                                                                              SHARES
                                                                                                           BENEFICIALLY
NAME AND MUNICIPALITY OF                                                          PERIOD HAS SERVED          OWNED OR
RESIDENCE(1)                      PRINCIPAL OCCUPATION(1)                           AS A DIRECTOR         CONTROLLED(1)
-----------------------------     -----------------------------------------      --------------------    -----------------

John Rintamaki(3)                 Chief of Staff and Corporate Secretary,            Since 2001                Nil
Ann Arbor, Michigan               Ford (automotive manufacturer).
                                  Formerly, Group Vice-President, Chief of Staff
                                  and Corporate Secretary, Ford (2000 - 2001);
                                  Vice-President, General Counsel and Corporate
                                  Secretary, Ford (1999-2000); Assistant General
                                  Counsel and Corporate Secretary, Ford
                                  (1993-1999)

Raymond Royer                     President & Chief Executive Officer,               Since 1998              3,115
Ile Bizard, Quebec                Domtar Inc. (manufacturing and forest
                                  products)(since 1996)

Dr. Gerhard Schmidt(3)            Vice-President, Research, Ford                     Since 2001                Nil
Dearborn, Michigan                (automotive manufacturer).  Formerly,
                                  Senior Vice-President, Powertrain
                                  Development, BMW AG (1996-2000)

Dr. -Ing. Hans-Joachim            Senior Vice-President, Development,                Since 2001                Nil
Schopf(2)                         Mercedes-Benz, Passenger Cars and Smart
Stuttgart, Germany                DaimlerChrysler (automotive
                                  manufacturer). Formerly, Senior
                                  Vice-President, Plant Manager,
                                  Sindelfingen, DaimlerBenz (1995-1998)

John Sheridan                     President, Bell Canada                             Since 2001                142
Toronto, Ontario                  (telecommunication service company).
                                  Formerly, Vice-Chairman, Market Groups
                                  of Bell Canada (1998-2000); Group
                                  Vice-President, Product & Solutions,
                                  Bell Canada (1997-1998)


                                      -48-

                                                                                                              SHARES
                                                                                                           BENEFICIALLY
NAME AND MUNICIPALITY OF                                                          PERIOD HAS SERVED          OWNED OR
RESIDENCE(1)                      PRINCIPAL OCCUPATION(1)                           AS A DIRECTOR         CONTROLLED(1)
-----------------------------     -----------------------------------------      --------------------    -----------------

Douglas Whitehead                 President & Chief Executive Officer,               Since 1998               1,142
Coquitlam, British Columbia       Finning International Inc. (heavy
                                  equipment reseller) Formerly, President
                                  & Chief Operating Officer, Finning
                                  International Inc. (1998-2000);
                                  President & Chief Executive Officer,
                                  Fletcher Challenge Canada  Ltd.
                                  (1992-1998)


Notes:

(1) The information as to municipality of residence, principal occupation, business or employment of, and shares beneficially owned or controlled by, a director is not within the knowledge of our management and has been furnished by the director.

(2) Nominee director appointed by DaimlerChrysler in accordance with the terms of the Third Alliance Agreement. See "Strategic Alliances - Vehicular Alliance".

(3) Nominee director appointed by Ford in accordance with the terms of the Third Alliance Agreement. See "Strategic Alliances - Vehicular Alliance".

         In accordance with the terms of the Vehicular Alliance, each of DaimlerChrysler and Ford has been granted the right to elect that number of directors equal to its percentage ownership interest in us. These rights are exercised through two classes of our Preferred shares which have been issued to a company jointly owned by us, DaimlerChrysler, and Ford. Under the Vehicular Alliance, representatives of DaimlerChrysler and Ford may direct the voting of these Preferred shares on the appointment of their respective nominees to our board of directors. Each of DaimlerChrysler and Ford has also agreed to not otherwise vote its Common shares on the election of directors. Based on current shareholdings, DaimlerChrysler is entitled to appoint three persons, and Ford is entitled to appoint two persons, to the board of directors. The representatives of DaimlerChrysler are James D. Donlon III, Prof. Jurgen Hubbert and Dr. Hans-Joachim Schopf. Ford's representatives are John Rintamaki and Dr. Gerhard Schmidt.

         At our next annual meeting of shareholders which will take place on May 16, 2002, one of our current directors, James Leva, will be retiring from the board of directors and therefore will not be standing for re-election. At the annual meeting of shareholders, two new nominees will stand for election to our board of directors - Charles Baillie, who is currently the Chairman and Chief Executive Officer of The Toronto Dominion Bank, and Ed Kilroy, who is currently the President of IBM Canada Ltd.

BOARD COMMITTEES

         The Corporation's Audit Committee assists the board of directors in fulfilling its responsibilities by reviewing financial information, the systems of corporate controls and the audit process. The Audit Committee operates under terms of reference that are approved by the board of directors and which mandates the responsibilities of the Audit Committee. The Audit Committee meets with our financial officers and our independent auditors to review matters affecting financial reporting, the system of internal accounting and financial controls and procedures and the audit procedures and audit plans. The Audit Committee also recommends to the board of directors the auditors to be appointed. In addition, the Audit Committee is mandated to monitor the audit of the Corporation and the preparation of financial statements, to review and recommend to the board of directors for approval all financial disclosure contained in prospectuses, annual reports, annual information forms, management proxy circulars, and other similar documents, and to meet with our outside auditors independently of management. The Audit Committee also reviews and approves quarterly financial statements and related financial disclosure. The committee is composed of Mr. Douglas Whitehead (Chairman), Mr. Stephen Bellringer and Mr. James D. Donlon III.

         The Corporation's Management Development & Compensation Committee is responsible for considering and authorizing terms of employment of executive officers, matters of compensation, and reviewing awards under share incentive plans. The committee is also responsible for ensuring appropriate senior management succession planning, recruitment, development, training and evaluation. The committee is composed of Raymond Royer (Chairman), Dr. Gerhard Schmidt and Mr. John Sheridan.

         The Corporation's Corporate Governance & Nominating Committee is responsible for recommending to the board of directors the size of the board and nominees for election to the board of directors, for monitoring corporate governance issues, including the formation of committees of the board of directors, and determining the compensation of the board of directors. The Corporate Governance & Nominating Committee provides input to the Chairman of the Management Development & Compensation Committee with respect to the evaluation of the performance of the Chief Executive Officer in his role as Chairman of the board of directors. The committee is composed of Stephen Bellringer (Chairman), Dr. Jurgen Hubbert, Mr. John Rintamaki, Mr. Raymond Royer and Mr. Douglas Whitehead.

         Since the Chairman of the board of directors also holds a senior executive position, the Chairman of the Corporate Governance & Nominating Committee also acts as Lead Director of the board of directors. The Lead Director is responsible for ensuring the appropriate organization, content and flow of information to the board of directors and that all concerns of the directors are addressed.

SENIOR OFFICERS

         As at April 30, 2002, we had eight senior officers. The name and municipality of residence of each senior officer, the offices held by each officer and each officer's principal occupation during the last five years is as follows:


 NAME AND MUNICIPALITY OF RESIDENCE                   POSITION                                  PRINCIPAL OCCUPATION
-------------------------------------     ----------------------------------              ----------------------------------
Firoz Rasul                               Chairman of the Board and Chief                 Executive of the Corporation.
Vancouver, B.C.                           Executive Officer

Paul Lancaster                            Vice President, Finance                         Executive of the Corporation.
Vancouver, B.C.                                                                           Formerly, Treasurer of the
                                                                                          Corporation (1993-1998).

Michael Murry                             Vice President, Power Generation                Executive of the Corporation.
Surrey, B.C.                                                                              Formerly, Vice President,
                                                                                          Marketing, American Natural Soda
                                                                                          Ash Corp. (1996-2000).


 NAME AND MUNICIPALITY OF RESIDENCE                   POSITION                                  PRINCIPAL OCCUPATION
-------------------------------------     ----------------------------------              ----------------------------------

Noordin Nanji                             Vice President, Strategic                       Executive of the Corporation.
West Vancouver, B.C.                      Development and Corporate                       Formerly, Partner, Lang Michener
                                          Secretary                                       Lawrence & Shaw (barristers &
                                                                                          solicitors) (1989-1998).

David Smith                               Vice President, Controller                      Executive of the Corporation.
West Vancouver, B.C.                                                                      Formerly, Vice President,
                                                                                          Corporate Relations, Placer Dome
                                                                                          Inc. (1999-2000);
                                                                                          Vice-President, Business
                                                                                          Development, Placer Dome Inc.
                                                                                          (1997-1999).

Andreas Truckenbrodt                      Vice President, Transportation                  Executive of the Corporation.
Schondorf, Germany                                                                        Formerly, Director, Advanced
                                                                                          Vehicle Engineering, Passenger
                                                                                          Cars, DaimlerChrysler
                                                                                          (1999-2001); Managing Director,
                                                                                          Daewoo Motor Co., Germany
                                                                                          (Technical Centre for Automotive
                                                                                          Engineering) (1994-1998).

Fred Vasconcelos                          Vice President and Chief                        Executive of the Corporation.
Custer, Washington                        Technology Officer                              Formerly, Vice-President,
                                                                                          Operations, Enterprise Systems,
                                                                                          Seagate Technology, Inc. (2000);
                                                                                          Vice-President, Engineering,
                                                                                          Twin Cities Operations Group,
                                                                                          Seagate Technology, Inc.
                                                                                          (1998-2000); Vice President,
                                                                                          Operations, Mobile Products
                                                                                          Division, Seagate Technology,
                                                                                          Inc. (1996-1998).


 NAME AND MUNICIPALITY OF RESIDENCE                   POSITION                                  PRINCIPAL OCCUPATION
-------------------------------------     ----------------------------------              ----------------------------------

Ross Witschonke                           Vice President, Electric Drives                 Executive of the Corporation.
Superior Township, Michigan               and Power Conversion                            Formerly, President and Chief
                                                                                          Executive Officer, Ecostar
                                                                                          Electric Drive Systems LLC
                                                                                          (1998-2001); Director,
                                                                                          New Generation Vehicles,
                                                                                          Ford (1997-1998); Senior
                                                                                          Managing Director, Product
                                                                                          Development, Mazda (1994-1997).

In addition, we have recently hired Mr. Lee Craft as our Vice-President, Manufacturing. He commenced work in this position in early May. Before joining us, Mr. Craft was Vice-President and Director of Manufacturing Operations at Motorola Computer Group in Tempe, Arizona. He has been with Motorola in various manufacturing and operations roles since 1986.

SHAREHOLDINGS OF DIRECTORS AND SENIOR OFFICERS

         As at April 30, 2002, our directors and senior officers, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, 378,457 of our Common shares, being 0.36% of our outstanding Common shares.


                                  RISK FACTORS

         An investment in our Common shares involves risk. Investors should carefully consider the risks described below and the other information contained in, and incorporated into, this Annual Information Form, including "Management's Discussion and Analysis" and our financial statements for the year ended December 31, 2001. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those that we do not know about now or that we currently deem immaterial, also may adversely affect our business.

WE MAY NOT BE ABLE TO ACHIEVE COMMERCIALIZATION OF OUR PEM FUEL CELLS, PEM FUEL CELL SYSTEMS, PEM FUEL CELL PRODUCTS OR ELECTRIC DRIVES ON THE TIMETABLE WE ANTICIPATE, OR AT ALL.

         We cannot guarantee that we will be able to develop commercially viable PEM fuel cell products, PEM fuel cells, power electronics or electric drives on the timetable we anticipate, or at all. The commercialization of our PEM fuel cell products, PEM fuel cells, power electronics and electric drives requires substantial technological advances to improve the efficiency of these systems and products and to develop commercial volume manufacturing processes for these systems and products. We cannot guarantee that we will be able to internally develop the technology necessary for commercialization of our PEM fuel cell products, PEM fuel cells, power electronics and electric drives, or that we will be able to acquire or license the required technology from third parties. Developing the technology for commercially viable systems and products requires substantial capital, and we cannot assure you that we will be able to generate or secure sufficient funding on terms acceptable to us to pursue our commercialization plans. In addition, before we release any product to market, we subject it to numerous field tests. These field tests may encounter problems and delays for a number of reasons, many of which are beyond our control. If these field tests reveal technical defects or reveal that our products do not meet performance goals, including useful life and reliability, our commercialization schedule could be delayed, and potential purchasers may decline to purchase our systems and products.

      The commercialization of our PEM fuel cell products, PEM fuel cells, power electronics and electric drives also depends upon our ability to significantly reduce the costs of these systems and products, since they are currently substantially more expensive than systems and products based on existing technologies, such as the internal combustion engine. We cannot assure you that we will be able to sufficiently reduce the cost of these systems and products without reducing their performance, reliability and longevity, which would adversely affect consumers' willingness to buy our systems and products.

WE HAVE INCURRED, AND EXPECT TO CONTINUE TO INCUR, SUBSTANTIAL LOSSES.

         We have incurred substantial losses since we were founded, and we expect our losses and cash expenditures to increase significantly over the next several years as a result of our expanded business activities following our acquisition of XCELLSIS and Ecostar. In 2002, we estimate that our cash requirements for operations and capital expenditures will be between U.S. $122 and U.S. $142 million; however, if we are unable to efficiently coordinate our expanded business activities and consolidate complementary programs, our cash requirements and capital expenditures may exceed our estimates. We cannot predict when we will operate profitably, if ever.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OUR RECENTLY ACQUIRED BUSINESS UNITS INTO OUR BUSINESS, AND THE INTEGRATION PROCESS IS PLACING SIGNIFICANT DEMANDS ON OUR MANAGERIAL RESOURCES.

         The integration of our recently acquired business units into our business poses many challenges, including implementing a unified business plan, consolidating complementary programs, co-ordinating expanded business operations, reducing our work force to eliminate duplicative personnel without disrupting our business, and retaining key employees.

         We cannot assure you that we will be able to successfully integrate the operations of Ballard Power Systems AG and Ballard Power Systems Corporation in a timely or cost-effective manner and achieve the anticipated benefits of these acquisitions. The integration is also diverting the attention of, and placing significant demands on, our managerial resources, which may disrupt our current business operations. Consequently, our results of operations may be adversely affected, and we may fail to meet our current product development and commercialization schedules.

A MASS MARKET FOR PEM FUEL CELLS, PEM FUEL CELL SYSTEMS, PEM FUEL CELL PRODUCTS OR ELECTRIC DRIVES MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

         Our PEM fuel cell products, PEM fuel cells, power electronics and electric drives represent emerging markets, and we do not know whether end-users will want to use them. The development of a mass market for our PEM fuel cell products, PEM fuel cells, power electronics and electric drives may be affected by many factors, some of which are beyond our control, including the emergence of newer, more competitive technologies and products, the future cost of fuels used by our systems, regulatory requirements, consumer perceptions of the safety of our products and related fuels, and consumer reluctance to buy a new product.

         If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

WE HAVE LIMITED EXPERIENCE MANUFACTURING PEM FUEL CELL PRODUCTS, PEM FUEL CELLS, POWER ELECTRONICS AND ELECTRIC DRIVES ON A COMMERCIAL BASIS.

         To date, we have focused primarily on research and development and have limited experience manufacturing PEM fuel cell products, PEM fuel cells, power electronics or electric drives on a commercial basis. To meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our systems and products, we will have to produce our PEM fuel cell products, PEM fuel cells, power electronics and electric drives through high volume automated processes. These large scale, automated processes will require significant advances in manufacturing technology. We do not know whether or when we will be able to develop the manufacturing technology necessary to achieve efficient, high-volume, low-cost manufacturing capability and processes. Moreover, developing these large scale, high volume, manufacturing processes will require substantial capital, and we do not know whether we will be able to secure sufficient funding on terms acceptable to us to complete their development. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

WE ARE DEPENDENT ON THIRD PARTY SUPPLIERS FOR THE SUPPLY OF KEY MATERIALS AND COMPONENTS FOR OUR PRODUCTS.

         We have established relationships with third party suppliers, upon whom we rely to provide materials and components for our PEM fuel cell products, PEM fuel cells, power electronics and electric drives. A supplier's failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our PEM fuel cell products, PEM fuel cells, power electronics and electric drives. Through our collaborations with certain suppliers, we are in the process of developing and patenting technology that will enable us to be less reliant on outside suppliers. But to the extent that we are unable to do so successfully, and to the extent that the processes which our suppliers use to manufacture the materials and components are proprietary, we may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable PEM fuel cell products, PEM fuel cells, power electronics and electric drives or significantly raise our cost of producing such systems and products. In addition, platinum is a key component of our PEM fuel cells. Platinum is a scarce natural resource, and we are dependent upon a sufficient supply of this commodity. While we do not anticipate significant near or long term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially viable PEM fuel cell products and PEM fuel cells, or significantly raise our cost of producing such products.

WE ARE DEPENDENT UPON EXTERNAL OEM'S TO PURCHASE CERTAIN OF OUR PEM FUEL CELL PRODUCTS.

         To be commercially useful, certain of our PEM fuel cell products, PEM fuel cells, power electronics and electric drives must be integrated into products manufactured by OEMs. We can offer no guarantee that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our PEM fuel cell products, PEM fuel cells, power electronics and electric drives. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our PEM fuel cell products, PEM fuel cells, power electronics and electric drives and our financial results.

WE ARE DEPENDENT ON VEHICLE MANUFACTURERS TO PURCHASE CERTAIN OF OUR PEM FUEL CELL PRODUCTS, PEM FUEL CELLS, AND ELECTRIC DRIVES.

         Our ability to penetrate the transportation market is critical to our future growth. Although we have developed applications for our technologies in the portable power generation and small and mid-sized stationary power generation markets, these markets are much smaller than the transportation market. For us to reach our target results of operations and sales volumes, our systems and products must be accepted and purchased by car, bus and other vehicle manufacturers. While many vehicle manufacturers, especially DaimlerChrysler and Ford, have expressed interest in our PEM fuel cell products, PEM fuel cells and electric drives, we cannot guarantee that this interest will continue or be acted upon. Each of these manufacturers has a strong investment in and commitment to the use of the internal combustion engine and also has invested in alternative technologies that may compete with our PEM fuel cell products, PEM fuel cells and electric drives.

         The integration of new technologies into production automobile is a lengthy process. Based on discussions with automobile manufacturers, we anticipate that it will take two to four years between a decision by an automobile manufacturer to produce commercial vehicles that are powered by PEM fuel cells or use electric drives and the actual production of such vehicles. The length of this process will affect any demand for our PEM fuel cell products, PEM fuel cells and electric drives by automobile manufacturers and, consequently, our financial position.

WE ARE DEPENDENT ON OUR RELATIONSHIPS WITH OUR STRATEGIC PARTNERS.

         While, subject to certain limitations, DaimlerChrysler must exclusively buy all vehicular PEM fuel cells and vehicular PEM fuel cell systems they require from us and Ford must exclusively buy all vehicular PEM fuel cells, vehicular PEM fuel cell systems and electric drives they require from us, there is no assurance that either of them will require or ever buy any PEM fuel cells, PEM fuel cell systems or electric drive products in the future. In addition, after twelve years, or after DaimlerChrysler, Ford or a competitor achieves commercial production of such products or systems, and if we cannot meet their reasonable commercial product quantity and performance requirements, each of DaimlerChrysler or Ford is permitted to buy such products or systems from any of our competitors.

         DaimlerChrysler has the right to request licenses, for use in its vehicles, of our vehicular PEM fuel cell intellectual property and vehicular PEM fuel cell systems intellectual property as of November 30, 2007. Ford has the right to request licenses, for use in its vehicles, of our vehicular PEM fuel cell intellectual property and vehicular PEM fuel cell systems intellectual property if Ford satisfies certain product purchase obligations and does not achieve commercial production of PEM fuel cell-powered vehicles before December 31, 2011. Ford also has the right to request a license, for use in its vehicles, of all of our electric drive intellectual property as of November 30, 2007. Depending upon the amount of the fee and royalty to be paid to us, a decision by either or both of DaimlerChrysler and Ford to manufacture under a license could have a material adverse effect on our business and financial results as they would no longer be required to purchase that product or system from us.

FUEL FOR PEM FUEL CELL VEHICLES MAY NOT BE AVAILABLE OR MAY COST TOO MUCH, CAUSING LIMITED OR REDUCED SALES OF OUR PRODUCTS.

         Vehicles powered by PEM fuel cells run on a different fuel than the currently available gasoline. Gasoline requires the development of additional technologies for its use with PEM fuel cells. The construction of a system to deliver hydrogen, or a suitable fuel containing hydrogen, requires significant investment by third parties. There can be no guarantee that an adequate fuel distribution infrastructure will be built. We are relying on third parties, most of whom are heavily committed to the existing gasoline infrastructure, to build such an infrastructure. If a fuel distribution infrastructure is built, the fuel delivered through it, both due to the cost of the delivery system and the cost of the fuel itself, may have a higher price than drivers are willing to pay. If drivers are unable to obtain fuel conveniently and affordably, a mass market for vehicles powered by PEM fuel cells is unlikely to develop.

         Advances in technology or vehicle design must occur before sufficient quantities of hydrogen can be affordably stored aboard vehicles. Consumers may be unwilling to use hydrogen due to the popular perception that it is dangerous. Using today's technology, if a fuel other than pure hydrogen is adopted, PEM fuel cell-powered vehicles will only receive a partial credit as zero emission vehicles and PEM fuel cell-powered vehicles will require onboard fuel processors.

REGULATORY CHANGES COULD HURT THE MARKET FOR OUR SYSTEMS AND PRODUCTS.

         Changes in existing government regulations and the emergence of new regulations with respect to PEM fuel cell products, PEM fuel cells, power electronics and electric drives may hurt the market for our products. Environmental laws and regulations in the U.S. (particularly in California) and other countries have driven interest in vehicular PEM fuel cell systems and electric drives; and the deregulation of the electric utility industry in the U.S. and elsewhere has created market opportunities for our PEM fuel cell products in the small and mid-sized stationary power generation market. We cannot guarantee that these laws and policies will not change. Changes in these laws and policies or the failure of these laws and policies to become more widespread could result in manufacturers abandoning their interest in PEM fuel cell products, PEM fuel cells, power electronics and electric drives or favouring alternative technologies. In addition, as PEM fuel cell products, PEM fuel cells, power electronics and electric drives are introduced into our target markets, the U.S. and other governments may impose burdensome requirements and restrictions on the use of PEM fuel cells or the batteries used in some electric drives that could reduce or eliminate demand for our PEM fuel cell products, PEM fuel cells, power electronics and electric drives.

OUR RELATIONSHIP WITH DAIMLERCHRYSLER AND FORD RESTRICTS OUR ABILITY TO CONTROL OUR BUSINESS.

         As a result of DaimlerChrysler and Ford's substantial ownership interests in us and our agreements with them, they have special rights with respect to the operation of our business. Because DaimlerChrysler and Ford collectively own over one-third of our outstanding common shares, they can collectively block any corporate action requiring a two-thirds majority vote, such as the creation of a new class of shares, our amalgamation with another company or a sale of all or substantially all of our assets.

         Under the vehicular alliance, DaimlerChrysler and Ford, acting jointly, can also require the removal of any of the following officers: our Chief Technology Officer (or other officer to whom the persons responsible for research and development report), our Vice President, Strategic Development (or other officer to whom the persons responsible for intellectual property report) and our Vice President, Transportation. In addition, as long as DaimlerChrysler and Ford maintain certain ownership levels in us, certain decisions of our board of directors, such as approval of our annual budget and approval of our annual business plan, must be approved by a number of directors equal to one director more than a majority of the directors who are entitled to vote and who do vote on such decision, including at least one of the directors appointed by DaimlerChrysler and Ford. If any director appointed by DaimlerChrysler or Ford is absent or abstains, a simple majority vote is sufficient. If DaimlerChrysler and Ford collectively cease to maintain the specified ownership levels in us, it is possible for either of them individually to acquire such voting provisions upon attaining and then maintaining certain ownership levels in us. By exercising these rights, DaimlerChrysler and/or Ford may prevent us from taking certain actions, such as a change in our business plans, a strategic acquisition, or disposal of certain assets or equity in our subsidiaries, even if such action would be in the best interests of certain of our other shareholders.

WE DEPEND ON OUR INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT THAT INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND SUCCESS.

         Failure to protect our existing intellectual property rights could seriously harm our business and prospects because we believe that developing new systems and products that are unique to us is critical to our success. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application, and the patents that we do have expire between 2009 and 2021. Moreover, our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that:

         o any of the U.S. patents or foreign patents owned by us or other patents that third parties license to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others; or

         o any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all.

         In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

         We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

         Certain of our intellectual property has been licensed to us on a non-exclusive basis from third parties who may also license such intellectual property to others, including our competitors. If necessary or desirable, we may seek further licenses under the patents or other intellectual property rights of others. However, we can give no assurances that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for intellectual property we use at present could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the use of such intellectual property.

WE MAY BE INVOLVED IN INTELLECTUAL PROPERTY LITIGATION THAT CAUSES US TO INCUR SIGNIFICANT EXPENSES OR PREVENTS US FROM SELLING OUR PRODUCTS.

         We may become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favour. In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

         o        pay substantial damages;

         o cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

         o expend significant resources to develop or acquire non-infringing intellectual property;

         o        discontinue processes incorporating infringing technology; or

         o        obtain licenses to the infringing intellectual property.

         We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business and financial results.

WE CURRENTLY FACE AND WILL CONTINUE TO FACE SIGNIFICANT COMPETITION.

         As PEM fuel cell products, PEM fuel cells, power electronics and electric drives have the potential to replace existing power products, competition for our products will come from current power technologies, from improvements to current power technologies and from new alternative power technologies, including other types of fuel cells. Each of our target markets is currently serviced by existing manufacturers with existing customers and suppliers. These manufacturers use proven and widely accepted technologies such as internal combustion engines and turbines as well as coal, oil and nuclear powered generators.

         Additionally, there are competitors working on developing technologies other than PEM fuel cells (such as other types of fuel cells, advanced batteries and hybrid battery/internal combustion engines) in each of our targeted markets. Some of these technologies are as capable of fulfilling existing and proposed regulatory requirements as the PEM fuel cell. For example, vehicles powered by batteries can meet the zero emission vehicle requirements imposed by California and certain U.S. north-eastern states, and vehicles powered by certain low emission internal combustion engines and hybrid internal combustion/battery engines can receive partial credit toward the zero emission vehicle requirement.

         Within each of the PEM fuel cell products, PEM fuel cells, power electronics and electric drives markets, we also have a large number of competitors. Across the United States, Canada, Europe and Japan, corporations, national laboratories and universities are actively engaged in the development and manufacture of PEM fuel cell products, PEM fuel cells, power electronics and electric drives. Each of these competitors has the potential to capture market share in each of our target markets.

         Many of our competitors have financial resources, customer bases, businesses or other resources, which give them significant competitive advantages.

WE COULD LOSE OR FAIL TO ATTRACT THE PERSONNEL NECESSARY TO RUN OUR BUSINESS.

         Our success depends in large part on our ability to attract and retain key management, engineering, scientific, manufacturing and operating personnel. As we develop additional manufacturing capabilities and expand the scope of our operations, we will require more skilled personnel. Recruiting personnel for the PEM fuel cell, power electronics and electric drive industries is highly competitive. We cannot guarantee that we will be able to continue to attract and retain qualified executive, managerial and technical personnel needed for our business. Our failure to attract or retain qualified personnel could have a material adverse effect on our business.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND THE VEHICULAR ALLIANCE COULD HAVE EFFECTS THAT CONFLICT WITH THE INTERESTS OF OUR SHAREHOLDERS.

         Certain provisions of our articles of incorporation could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders. For example, our articles of incorporation permit our board of directors to issue series of preferred shares without the need for shareholder approval. In addition, certain provisions of the vehicular alliance, together with DaimlerChrysler and Ford's ownership of us, may discourage third parties from attempting to acquire control of us. Other provisions, including the standstill provisions, may discourage DaimlerChrysler and/or Ford from acquiring control of us. These provisions may not be in our other shareholders' best interests.

WE COULD BE LIABLE FOR ENVIRONMENTAL DAMAGES RESULTING FROM OUR RESEARCH, DEVELOPMENT OR MANUFACTURING OPERATIONS.

         Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Our operations may not comply with future laws and regulations, and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

OUR PRODUCTS USE INHERENTLY DANGEROUS, FLAMMABLE FUELS, WHICH COULD SUBJECT OUR BUSINESS TO PRODUCT LIABILITY CLAIMS.

         Our business exposes us to potential product liability claims that are inherent in hydrogen and products that use hydrogen. Hydrogen is a flammable gas and therefore a potentially dangerous product. We also produce fuel processors that generate hydrogen from certain raw fuels, such as natural gas or methanol, which are also flammable. Any accidents involving our products or other hydrogen-based products could materially impede widespread market acceptance and demand for our PEM fuel cells, PEM fuel cell systems or PEM fuel cell products. In addition, we may be held responsible for damages beyond the scope of our insurance coverage. We also cannot predict whether we will be able to maintain our insurance coverage on acceptable terms.

UNTIL WE ACQUIRE 100% OF BALLARD POWER SYSTEMS AG, WE WILL BE PROHIBITED FROM TAKING CERTAIN ACTIONS WITH RESPECT TO BALLARD POWER SYSTEMS AG WITHOUT THE CONSENT OF THE OTHER SHAREHOLDER OF BALLARD POWER SYSTEMS AG.

         Until DaimlerChrysler transfers its remaining 49.9% interest in Ballard Power Systems AG to us, which under contract is required to occur on or before November 15, 2004, we will be unable to take certain actions with respect to Ballard Power Systems AG without the consent of the other holder of the Ballard Power Systems AG shares. For example, without such consent, we may be unable to sell substantially all the assets of, or any material asset of, Ballard Power Systems AG or merge Ballard Power Systems AG with another company.

POTENTIAL FLUCTUATIONS IN OUR FINANCIAL AND BUSINESS RESULTS MAKES FORECASTING DIFFICULT AND MAY RESTRICT OUR ACCESS TO FUNDING FOR OUR COMMERCIALIZATION PLAN.

         We expect our revenues and operating results to vary significantly from quarter to quarter. As a result, quarter to quarter comparisons of our revenues and operating results is not meaningful. Due to our stage of development, we cannot predict our future revenues or results of operations accurately. It is likely that in one or more future quarters our operating results will fall below the expectations of investors and securities analysts. In addition, investors and security analysts many misunderstand our business decisions or have expectations that are inconsistent with our business plan. This may result in our business activities not meeting their expectations. Not meeting investor and security analyst expectations may materially and adversely impact the trading price of our Common shares, increase the cost and restrict our ability to secure required funding to pursue our commercialization plans.


                             ADDITIONAL INFORMATION

         When our securities are in the course of distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of our securities, we will, upon request, provide to any person

         (a) one copy of this Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in this Annual Information Form,

         (b) one copy of our comparative financial statements for the year ended December 31, 2001 together with the accompanying report of the auditors, and one copy of each of our interim financial statements prepared after December 31, 2001,

         (c) one copy of the management proxy circular (the "Proxy Circular") for our annual meeting to be held on May 16, 2002, and

         (d) one copy of any other document that is incorporated by reference into the preliminary short form prospectus or the short form prospectus and is not described above.

         Additional information, including directors' and officers' remuneration and indebtedness, principal holders our securities and options to purchase securities, is contained in the Proxy Circular. Additional financial information is contained in our Annual Report for the year ended December 31, 2001, which includes our comparative financial statements for such year and Management's Discussion and Analysis.

         Copies of this Annual Information Form and the documents incorporated by reference therein, our comparative financial statements (including the auditors' report) for the year ended December 31, 2001, each interim financial statement issued after December 31, 2001, the Proxy Circular and the Annual Report may be obtained upon request from our Corporate Secretary, 9000 Glenlyon Parkway, Burnaby, British Columbia, V5J 5J9.

                                    GLOSSARY

In this Annual Information Form, the following terms have the meanings set forth herein:

ANODE........................      the negative electrode in a fuel cell. In a PEM fuel cell, the anode is a catalyzed structure which converts hydrogen fuel into electrons that are released to the external circuit and positively charged hydrogen ions
                                   (protons), which are drawn into the electrolyte.

BALLARD(R) FUEL CELL.........      the PEM fuel cell developed by Ballard.

CATALYST.....................      a material, such as platinum, which promotes or increases the rate of a chemical reaction without itself undergoing any permanent chemical change.

CATHODE......................      the positive electrode in a fuel cell. In a PEM fuel cell, the cathode is a catalyzed structure which converts oxygen, usually from the air, electrons received from the external circuit and protons from the electrolyte into water.

CURRENT......................      the movement of electrical charge (electrons or ions) through a circuit.

EFFICIENCY...................      the proportion of energy contained in a fuel which is converted by an energy conversion device into useful work, such as electricity. In a fuel cell, efficiency describes the amount of chemical energy from the fuel which is converted into electrical energy as a result of the electrochemical process of combining hydrogen and oxygen gases to form water.

ELECTROCHEMICAL..............      refers to a process or a device in which chemical reactions take place at electrodes, resulting in the transfer of electrons to or from the reactants which, in a fuel cell, are hydrogen and oxygen gases.

ELECTRODE....................      an electrically conductive structure in an electrochemical device which transfers electrons to or from reactant atoms or molecules.

ELECTROLYTE..................      the medium in a fuel cell which provides the ion transport mechanism between the anode and cathode necessary to sustain the electrochemical process. In a
                                   PEM fuel cell, the electrolyte allows the transport of positively charged hydrogen ions (protons) from the anode, where they are produced, to the cathode where they react with oxygen molecules and electrons to produce water.

ELECTRON.....................      the negatively charged component of an atom and the unit of negative electrical charge.

FUEL CELL....................      an electrochemical device which, without combustion, converts the chemical energy of a fuel, usually hydrogen or a hydrogen-containing mixture, and oxygen, usually from the air, directly into electricity.

                                      -61-

FUEL CELL STACK..................       a stack comprised of multiple single fuel cells and two end plates.

FUEL PROCESSOR...................       a device which converts a hydrocarbon fuel, such as methanol, natural gas or petroleum, into a mixture of hydrogen and other gases.

ION..............................       an atom or a molecule that has acquired an electrical charge by the loss or gain of electrons.

KILOWATT ("KW")..................       1,000 Watts, which is equivalent to approximately 1.34 horsepower.

MEMBRANE ELECTRODE ASSEMBLY             the core of a PEM fuel cell, consisting of two electrodes, the anode and
("MEA")..........................       cathode, bonded on either side of the proton exchange membrane electrolyte to form a single structure.

MEGAWATT ("MW")..................       1,000,000 Watts.

ORIGINAL EQUIPMENT MANUFACTURER         an original equipment manufacturer of products.
("OEM")..........................

POWER DENSITY....................       the ratio of power output to weight or volume.

PROTON...........................       the positively charged component of the nucleus of an atom. The positively charged hydrogen ion which remains when an electron is removed from a hydrogen atom is a proton. The proton's positive charge is equal in magnitude to that of the electron's negative charge.

PROTON EXCHANGE MEMBRANE ("PEM").       a solid polymer membrane (a thin plastic film) which serves as the electrolyte in a PEM fuel cell.


WATT.............................       a basic measure of electrical power.

ZERO EMISSION VEHICLE............       a vehicle as defined by regulations set by the California Air Resources Board that does not produce any air pollutants such as carbon monoxide, oxides of nitrogen, unburned hydrocarbons and particulates, but may produce carbon dioxide.